Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Deerfield Capital Corp.:

We have audited the accompanying consolidated balance sheets of Deerfield Capital Corp. (formerly Deerfield Triarc Capital Corp.) and subsidiaries (the “Company”) as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. We also have audited the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Deerfield Capital Corp. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/  Deloitte & Touche LLP

Chicago, Illinois
February 29, 2008 (March 14, 2008 as to Note 26)

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(In thousands, except share and per share amounts)

ASSETS
Cash and cash equivalents	$113,733	$72,523
Due from broker, including zero and $176,650 of securities pledged — at fair value	270,630	257,818
Restricted cash and cash equivalents	47,125	27,243
Available-for-sale securities, including $4,884,023 and $7,366,770 pledged — at fair value	4,897,972	7,941,091
Trading securities, including $733,782 and $89,108 pledged — at fair value	1,444,505	94,019
Other investments	5,472	6,382
Derivative assets	4,537	55,624
Loans held for sale	267,335	282,768
Loans	466,360	432,335
Allowance for loan losses	(5,300)	(2,000)

Loans, net of allowance for loan losses	461,060	430,335
Investment advisory fee receivable	6,409	—
Interest receivable	39,216	51,627
Other receivable	22,912	18,362
Prepaid and other assets	14,721	12,199
Fixed assets, net	10,447	—
Intangible assets, net	83,225	—
Goodwill	98,670	—

TOTAL ASSETS	$7,787,969	$9,249,991

LIABILITIES
Repurchase agreements, including $20,528 and $46,858 of accrued interest	$5,303,865	$7,372,035
Due to broker	879,215	158,997
Dividends payable	21,944	21,723
Derivative liabilities	156,813	21,456
Interest payable	28,683	33,646
Accrued and other liabilities	35,652	3,597
Short term debt	1,693	—
Long term debt	775,368	948,492
Management and incentive fee payable to related party	—	1,092

TOTAL LIABILITIES	7,203,233	8,561,038

Series A cumulative convertible preferred stock, $0.001 par value; 14,999,992 shares issued and outstanding in 2007 (aggregate liquidation value of $150,000)	116,162	—

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
100,000,000 shares authorized; 14,999,992 issued and outstanding in 2007 as described above	—	—
Common stock, par value $0.001: 500,000,000 shares authorized; 51,655,317 and 51,721,903 shares issued and outstanding (including zero and 134,616 restricted shares)	51	51
Additional paid-in capital	748,216	748,803
Accumulated other comprehensive loss	(83,783)	(47,159)
Accumulated deficit	(195,910)	(12,742)

TOTAL STOCKHOLDERS’ EQUITY	468,574	688,953

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,787,969	$9,249,991

See notes to consolidated financial statements.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except share and per share amounts)

Revenues
Interest income	$492,901	$459,298	$236,149
Interest expense	393,387	372,615	177,442

Net interest income	99,514	86,683	58,707
Provision for loan losses	(8,433)	(2,000)	—

Net interest income after provision for loan losses	91,081	84,683	58,707
Investment advisory fees	1,455	—	—

Total net revenues	92,536	84,683	58,707
Expenses
Management fee expense to related party	12,141	15,696	13,746
Incentive fee expense to related party	2,185	3,335	1,342
Compensation and benefits	1,309	—	—
Depreciation and amortization	297	—	—
Professional services	4,309	2,179	880
Insurance expense	751	718	681
Other general and administrative expenses	2,821	1,810	1,477

Total expenses	23,813	23,738	18,126

Other Income and Gain (Loss)
Net gain (loss) on available-for-sale securities	(112,296)	2,790	5,372
Net gain (loss) on trading securities	15,496	750	(3,606)
Net gain (loss) on loans	(14,550)	1,167	(409)
Net gain (loss) on derivatives	(55,746)	5,664	3,758
Dividend income and other net gain	3,117	265	320

Net other income and gain (loss)	(163,979)	10,636	5,435

Income (loss) before income tax expense	(95,256)	71,581	46,016
Income tax expense	980	6	95

Net income (loss)	(96,236)	71,575	45,921
Less: Cumulative convertible preferred stock dividends and accretion	355	—	—

Net income (loss) attributable to common stockholders	$(96,591)	$71,575	$45,921

NET INCOME (LOSS) PER SHARE — BASIC	$(1.87)	$1.39	$1.17
NET INCOME (LOSS) PER SHARE — DILUTED	$(1.87)	$1.39	$1.17
WEIGHTED — AVERAGE NUMBER OF SHARES OUTSTANDING — BASIC	51,606,247	51,419,191	39,260,293
WEIGHTED — AVERAGE NUMBER OF SHARES OUTSTANDING — DILUTED	51,606,247	51,580,780	39,381,073

See notes to consolidated financial statements.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated
	Common Stock		Additional	Deferred	Other			Comprehensive
		Par	Paid-in	Equity	Comprehensive	Accumulated		Income
	Shares	Value	Capital	Compensation	Loss	Deficit	Total	(Loss)
	(In thousands)

Balance — January 1, 2005	27,327	$27	$385,205	$(6,225)	$(704)	$(291)	$378,012
Net income						45,921	45,921	$45,921
Available-for-sale securities — fair value adjustment net of reclassification adjustments					(114,451)		(114,451)	(114,451)
Designated derivatives — fair value adjustment net of reclassification adjustments					70,452		70,452	70,452

Comprehensive Income								$1,922

Dividends declared						(49,297)	(49,297)
Issuance of common stock in initial public offering, net of underwriter discounts and commissions	24,321	24	365,759				365,783
Offering costs			(2,680)				(2,680)
Equity issuance cost — Market Square			(368)				(368)
Equity issuance cost — Pintetree			(186)				(186)
Share-based compensation — valuation adjustment			9	(9)			—
Share-based compensation	12		180	3,837			4,017

Balance — December 31, 2005	51,660	51	747,919	(2,397)	(44,703)	(3,667)	697,203
Net income						71,575	71,575	$71,575
Available-for-sale securities — fair value adjustment net of reclassification adjustments					9,327		9,327	9,327
Designated derivatives — fair value adjustment net of reclassification adjustments					(11,783)		(11,783)	(11,783)

Comprehensive income								$69,119

Reclassification of deferred equity to additional paid in capital			(2,397)	2,397			—
Dividends declared						(80,650)	(80,650)
Reversal of accrual for shelf registration	—		48	—			48
Share-based compensation	62		3,233				3,233

Balance — December 31, 2006	51,722	51	748,803	—	(47,159)	(12,742)	688,953
Net loss						(96,236)	(96,236)	$(96,236)
Available-for-sale securities — fair value adjustment net of reclassification adjustments					15,359		15,359	15,359
Designated derivatives — fair value adjustment net of reclassification adjustments					(156,953)		(156,953)	(156,953)
Deconsolidation of Pinetree CDO					104,927		104,927	104,927
Foreign currency translation gain					43		43	43

Comprehensive loss								$(132,860)

Dividends declared						(86,932)	(86,932)
Share-based compensation	30		476				476
Preferred stock dividend and accretion			(355)				(355)
Equity issuance cost — Pinetree deconsolidation			186				186
Acquisition of common stock through Merger	(97)		(894)				(894)

Balance — December 31, 2007	51,655	$51	$748,216	$—	$(83,783)	$(195,910)	$468,574

See notes to consolidated financial statements.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(96,236)	$71,575	$45,921
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Net premium and discount amortization on investments, loans, and debt issuance costs	22,450	27,088	17,030
Share-based compensation	370	3,032	4,017
Hedge ineffectiveness	4,237	170	327
Net purchases of trading securities	(621,144)	(90,448)	(9,402)
Net (gain) loss from trading securities	(15,496)	(750)	3,606
Other-than-temporary impairment on available-for-sale securities	109,559	7,005	—
Net (gain) loss on other investments	(2,806)	1,540	—
Net proceeds (purchases) of loans held for sale	10,340	10,790	(294,473)
Net (gain) loss on loans	14,629	(228)	409
Provision for loan losses	8,433	2,000	—
Net realized loss on available-for-sale securities	2,738	(9,800)	(5,372)
Net changes in undesignated derivatives	58,483	2,502	127
Net gains on designated derivatives	(19,508)	(4,751)	(2,157)
Net cash received (paid) on terminated designated derivatives	(24,158)	13,147	523
Depreciation and amortization	36	—	—
Amortization of intangibles	262	—	—
Non-cash rental expense	36	—	—
Provision for income tax	979	6	95
Changes in operating assets and liabilities:
Due from broker	(85,723)	(7,333)	(3,918)
Interest receivable	4,667	(15,177)	(39,437)
Other receivable	60	(1,101)	(1,758)
Prepaid and other assets	(297)	3	(62)
Accrued interest on repurchase agreements	(26,329)	20,070	26,766
Due to broker	(20,527)	(8,591)	35,552
Interest payable	16,842	21,316	22,615
Management and incentive fee payable to related party	591	(1,160)	2,293
Other payables	(3,105)	2,016	264

Net cash provided by (used in) operating activities	(660,617)	42,921	(197,034)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash and cash equivalents	(28,207)	44,048	(85,311)
Purchase of available-for-sale securities	(1,945,912)	(3,198,161)	(10,366,291)
Proceeds from the sale of available-for-sale securities	3,492,918	1,092,566	2,175,482
Principal payments on available-for-sale securities	1,304,849	1,497,947	934,416
Purchase of held-to-maturity securities	—	—	(34,719)
Proceeds from the maturity of held-to-maturity securities	—	—	134,990
Origination and purchase of loans	(279,938)	(362,154)	(158,184)
Principal payments on loans	173,455	94,223	162
Proceeds from the sale of loans	64,912	—	—
Purchase of other investments	(560)	(2,889)	(12,303)
Proceeds from sale of other investments	—	5,147	—
Purchase of DCM, net of cash acquired	13,609	—	—

Net cash provided by (used in) investing activities	2,795,126	(829,273)	(7,411,758)

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under repurchase agreements	(2,041,841)	571,402	6,435,987
Proceeds from issuance of long-term debt	231,000	72,167	615,550
Payments made on long-term debt securities	(534)	(175)	—
Proceeds from warehouse funding agreement	78,200	260,950	—
Payments made on warehouse funding agreement	(265,715)	—	—
Payment of debt issuance costs	(6,860)	(4,407)	(10,062)
Proceeds (payment) on designated derivative containing a financing element	(395)	403	3,650
Dividends paid	(86,919)	(77,007)	(31,216)
Proceeds from initial public offering, net of underwriter discounts and commissions	—	—	365,783
Payment of offering costs	(235)	—	(4,044)

Net cash provided by (used in) financing activities	(2,093,299)	823,333	7,375,648

Net increase (decrease) in cash and cash equivalents	41,210	36,981	(233,144)
Cash and cash equivalents at beginning of year	72,523	35,542	268,686

Cash and cash equivalents at end of year	$113,733	$72,523	$35,542

SUPPLEMENTAL DISCLOSURE:
Cash paid for interest	$227,258	$385,408	$132,974
Cash paid for income tax	62	62	100
SUPPLEMENTAL DISCLOSURE OF INVESTING AND FINANCING ACTIVITIES:
Net change in unrealized loss on available-for-sale securities	$94,201	$2,323	$114,451
Net change in unrealized (gain) loss on designated derivatives	141,682	(7,202)	70,452
Unsettled available-for-sale purchases — due to broker	—	131,990	29,562
Unsettled available-for-sale sales — due from broker	—	232,547	187,927
Unsettled held for investment loan purchases — due to broker	—	—	46
Unsettled repurchase obligations — due to broker	—	—	12,167
Non-cash settlement of interest expense from derivatives	9,301	6,335	4,353
Non-cash settlement of interest income added to principal balance of bank loans	6,498	4,197	—
Principal payments receivable from available-for-sale securities	22,824	16,901	15,312
Principal payments receivable from bank loans held for investment	226	292	—
Unpaid offering costs	—	(48)	48
Receipt of stock warrants	370	—	—
Payment on interest rate floor received in previous year	639	—	—
Dedesignation of hedging swaps	10,632	—	—
Dividend declared but not yet paid	21,736	21,723	18,081
Series A cumulative convertible preferred stock dividend accrued and discount amortized	355	—	—
Issuance of stock for payment of prior year incentive fee	2	201	—
Issuance of Series A cumulative convertible preferred stock for the purchase of DCM	117,930	—	—
Merger and deal costs	7,607	—	—
Acquisition of DCM:
Assets acquired, net of cash received	216,469	—	—
Liabilities assumed	27,999	—	—
Cash acquired	13,609	—	—
Assets acquired in exchange for Series A cumulative convertible preferred stock and Series A and B Notes	202,079	—	—
Deconsolidation of Pinetree CDO and sale of preference shares:
Disposition of assets	300,316	—	—
Reduction of liabilities	190,927	—	—
Reversal of other comprehensive loss as a result of deconsolidation	105,122	—	—

See notes to consolidated financial statements.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION

Deerfield Capital Corp. (“DFR”), formerly Deerfield Triarc Capital Corp., and its subsidiaries (collectively the “Company”) has elected to be taxed, and intends to continue to qualify, as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). The Company primarily invests in real estate related assets, primarily mortgage-backed securities, as well as other alternative corporate investments. DFR was incorporated in Maryland on November 22, 2004. The Company commenced operations on December 23, 2004.

The Company had been externally managed by Deerfield Capital Management LLC (“DCM”) since the commencement of its operations in December 2004. On December 17, 2007, the Company entered into a merger agreement (the “Merger”) to acquire Deerfield & Company LLC (“Deerfield”), the parent company of DCM. The Merger was completed on December 21, 2007, at which time Deerfield and its subsidiaries became indirect wholly-owned subsidiaries and the Company became internally managed. See Note 3 for further discussion of the Merger.

Business Segments

The Company operates within two business segments:

Principal Investing — The Company invests in a portfolio comprised primarily of fixed income investments, including residential mortgage-backed securities (“RMBS”) and corporate debt. Income is generated primarily from the net spread, or difference, between the interest income the Company earns on its investment portfolio and the cost of its borrowings net of hedging derivatives, and the recognized gains and losses on the Company’s investment portfolio.

Investment Management — The Company serves the needs of client investors by managing assets within a variety of investment vehicles including investment funds, structured vehicles and separately managed accounts. The Company specializes in government securities, corporate debt, mortgage-backed securities, commercial real estate and asset-backed securities. The Company utilizes a variety of strategies including fundamental credit analysis, duration management, yield curve arbitrage and basis spread techniques in managing a broad range of financial debt instruments on behalf of its clients.

Initial Public Offering

On July 5, 2005, the Company completed its initial public offering (the “IPO”) of 25,000,000 shares of common stock, $0.001 par value, at an offering price of $16.00 per share, including the sale of 679,285 shares by selling stockholders (for which the Company received no proceeds). The Company received proceeds from this transaction of $365.8 million, net of underwriting discounts, commissions, placement agent fees, and incurred $2.7 million of costs associated with the offering, primarily for printing and legal services. The Company’s stock is listed on the NYSE under the symbol “DFR” and began trading on June 29, 2005.

Liquidity and Capital Resources

The continuing dislocations in the mortgage sector and the current weakness in the broader financial markets have reduced liquidity across the credit spectrum of mortgage products and other securities. The reduction in liquidity is observed, from the Company’s perspective, through a reduced number of counterparties within the market place offering repurchase agreement financing, increases in margin requirements due to lower initial funding levels, depression on subsequent fair value assessments by repurchase agreement counterparties on the underlying collateral resulting in higher margin calls. The implications to the Company of significantly increased margin calls by repurchase agreement counterparties include harming the Company’s liquidity, results of operations, financial condition, and business prospects. Additionally, in order to obtain cash to satisfy a margin call, the Company may be required to liquidate assets at a disadvantageous time, which

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

could cause the Company to incur further losses adversely affecting the Company’s financial results, impair the Company’s ability to maintain the current level of dividends; and meet certain debt covenant requirements for long-term debt. While the Company believes current financing sources and cash flows from operations are adequate to meet ongoing liquidity needs for the long term (greater than one year), the Company’s investment strategy has been refocused on preserving liquidity, which has resulted in significant sales of residential mortgage backed securities subsequent to December 31, 2007 as discussed in Note 26. Depending upon the extent of possible future sales of RMBS necessary to secure an adequate level of liquidity the Company may become at risk of violating its exception under the Investment Company Act of 1940, as amended, as well as its ability to continue to qualify as a REIT.

2.	ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Basis of Presentation  — The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Principles of Consolidation  — The consolidated financial statements include the financial statements of the Company and its subsidiaries which are wholly-owned and entities which are variable interest entities (“VIEs”) in which the Company is the primary beneficiary under Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised 2004), Consolidation of Variable Interest Entities (“FIN 46R”). An enterprise is the primary beneficiary if it absorbs a majority of the VIE’s expected losses or receives a majority of the VIE’s expected residual returns, or both. All intercompany balances and transactions have been eliminated in consolidation.

Reclassifications  — Certain amounts in the consolidated financial statements and notes as of and for the years ended December 31, 2006 and 2005 and have been reclassified to conform to the presentation as of and for the year ended December 31, 2007.

Investment Advisory Fees  — Investment advisory fees, which include various forms of management and performance fees, are received from the investment vehicles managed by the Company. These fees, paid periodically in accordance with the individual management agreements between the Company and the individual investment entities, are generally based upon the net asset values of investment funds and separately managed accounts (collectively, “Funds”) and aggregate collateral amount of collateralized loan obligations (“CLOs”) and collateralized debt obligations and a structured loan fund (collectively, “CDOs”) as defined in the individual management agreements. The Company refers to Funds and CDOs collectively as “Investment Vehicles.” Management fees are recognized as revenue when earned. In accordance with Emerging Issues Task Force of the Financial Accounting Standards Board (“EITF”) Topic D-96, Accounting for Management Fees Based on a Formula, the Company does not recognize these fees as revenue until all contingencies have been removed. Contingencies may include the generation of sufficient cash flows by the CDOs to pay the fees under the terms of the related management agreements and the achievement of minimum CDO and Fund performance requirements specified under certain agreements with certain investors. In connection with these agreements, the Company has subordinated receipt of certain of its management fees (see Note 18).

Performance fees may be earned from the Investment Vehicles managed by the Company. These fees are paid periodically in accordance with the individual management agreements between the Company and the individual Investment Vehicles and are based upon the performance of the investments in underlying Investment Vehicles. Performance fees are recognized as revenue when the amounts are fixed and determinable upon the close of a performance period for the Funds and the achievement of performance targets for the CDOs and any related agreements with certain investors.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Variable Interest Entities  — In December 2003, the FASB issued FIN 46(R). FIN 46(R) addresses the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to a VIE and generally requires that the assets, liabilities and results of operations of a VIE be consolidated into the financial statements of the enterprise that has a controlling financial interest in the VIE. The interpretation provides a framework for determining whether an entity should be evaluated for consolidation based on voting interests or significant financial support provided to the entity (variable interest). The Company considers all counterparties to the transaction to determine whether the entity is a VIE and, if so, whether the Company’s involvement with the entity results in a variable interest in the entity. If the Company is determined to have a variable interest in the entity, an analysis is performed to determine whether the Company is the primary beneficiary. If the Company is determined to be the primary beneficiary, then it is required to consolidate the VIE into the consolidated financial statements. As of December 31, 2007 and 2006 the Company consolidated Market Square CLO Ltd. (“Market Square CLO”) and DFR Middle Market CLO Ltd (“DFR MM CLO”). The Company also consolidated the results of Pinetree CDO Ltd. (“Pinetree CDO”) for the years ended December 31, 2007, 2006 and 2005 but on December 31, 2007 the Company sold all of its preference shares and deconsolidated Pinetree CDO as it was no longer the primary beneficiary. As a result of the Pinetree CDO sale, DCM will begin to recognize investment advisory fees from Pinetree CDO.

The Company has a variable interest in each of the CDOs it manages due to the provisions of the various management agreements. As of December 31, 2007, the Company has a direct ownership interest in nine CDOs, where its ownership of preferred shares is less than 5% of the respective CDO total debt and equity. The Company has determined that it does not have a majority of the expected losses or returns in any of the CDOs that it manages, including those in which it holds ownership interest, and is, therefore, not a primary beneficiary of these CDOs. Accordingly, pursuant to the provisions of FIN 46(R), the underlying assets and liabilities related to these transactions are not consolidated with the Company’s financial statements. As of December 31, 2007, the Company’s maximum loss exposure relating to these variable interests is comprised of its investment balance of $5.0 million offset by the limited recourse notes payable financing these investments of $1.7 million in addition to the potential loss of future management fees.

On September 29, 2005, August 2, 2006 and October 27, 2006, the Company formed Deerfield Capital Trust I (“Trust I”), Deerfield Capital Trust II (“Trust II”) and Deerfield Capital Trust III (“Trust III”) (collectively the “Trusts”), respectively. Trust I, Trust II and Trust III are all unconsolidated VIEs. The Trusts were formed for the sole purpose of issuing and selling trust preferred securities. In accordance with FIN 46R, the Trusts are not consolidated into the Company’s consolidated financial statements because the Company is not deemed the primary beneficiary of the Trusts. The Company owns 100% of the common shares of the Trusts ($1.6 million, $0.8 million and $1.4 million in Trust I, Trust II and Trust III, respectively). Trust I, Trust II and Trust III issued $50.0 million, $25.0 million and $45.0 million, respectively, of preferred shares to unaffiliated investors. The rights of holders of common shares of the Trusts are subordinate to the rights of the holders of preferred shares only in the event of a default; otherwise the common stockholders’ economic and voting rights are pari passu with the preferred stockholders. The Company’s $3.8 million investment in the Trusts’ common shares, represents the Company’s maximum exposure to loss, and is recorded as other investments at cost with dividend income recognized upon declaration by the Trusts. See Note 13 for further discussion of the trust preferred securities and junior subordinated debt securities.

Cash and Cash Equivalents  — Cash and cash equivalents include cash on hand and securities with maturity of less than 90 days when acquired, including reverse repurchase agreements, overnight investments and short-term treasuries.

Restricted Cash and Cash Equivalents  — Restricted cash and cash equivalents represent amounts held by third parties for settlement of certain obligations and certain restrictions as they relate to cash held in collateralized debt obligations.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Securities  — The Company invests primarily in U.S. agency and highly rated, residential, hybrid adjustable-rate and fixed-rate mortgage-backed securities issued in the United States market.

Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires certain investments to be classified as either trading, available-for-sale or held-to-maturity. Generally, the Company plans to hold a majority of its investments for an indefinite period of time, which may be until maturity. However, it may, from time to time, decide to sell investments in response to changes in market conditions and in accordance with its investment strategy. Accordingly, a majority of its investments are classified as available-for-sale. All investments classified as available-for-sale are reported at fair value, generally based on quoted market prices provided by independent pricing sources when available or quotes provided by dealers who make markets in certain securities, with unrealized gains and losses reported as a component of accumulated other comprehensive loss in stockholders’ equity.

Periodically, all available-for-sale and held-to-maturity securities are evaluated for other-than-temporary impairment, which is a decline in the fair value of an investment below its amortized cost attributable to factors that suggest the decline will not be recovered over the investment’s anticipated holding period. The Company uses the guidelines prescribed under SFAS No. 115, EITF No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, and Staff Accounting Bulletin (“SAB”) No. 5(m), Other-Than-Temporary Impairment for Certain Investments in Debt and Equity Securities. Other-than-temporary impairments are recognized in net gain (loss) on available for sale securities in the consolidated statement of operations. The Company may also classify certain securities acquired for trading purposes as trading securities with changes in fair value of these securities recognized in the consolidated statement of operations.

Interest income is accrued based upon the outstanding principal amount of the securities and their contractual interest terms. Premiums and discounts are amortized or accreted into interest income over the estimated lives of the securities using a method that approximates the effective yield method in accordance with SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. For securities rated A or lower the Company uses the interest recognition method as prescribed under the EITF No. 99-20. The use of these methods requires the Company to project cash flows over the remaining life of each asset. These projections include assumptions about interest rates, prepayment rates, the timing and amount of credit losses, and other factors. The Company reviews and makes adjustments to cash flow projections on an ongoing basis and monitors these projections based on input and analyses received from external sources, internal models, and the Company’s own judgment and experience. There can be no assurance that the Company’s assumptions used to estimate future cash flows or the current period’s yield for each asset would not change in the near term. The cost recovery method is utilized for certain preferred shares of CDOs for which cash flows can not be reliably estimated.

Security purchases and sales are recorded on the trade date. Realized gains and losses from the sale of securities are determined based upon the specific identification method.

The Company’s investments in limited partnerships and limited liability companies are accounted for under the equity method unless the Company’s interest is so minor that the Company has virtually no influence over the operating and financial policies. The cost method is used for investments that do not meet the equity method criteria.

Loans — The Company primarily purchases senior secured and unsecured loans, which the Company classifies as either held for sale or held for investment, depending on the investment strategy for each loan. Loans held for sale are carried at the lower of cost or fair value. If the fair value of a loan is less than its cost basis, a valuation adjustment is recognized in the consolidated statement of operations and the loan’s carrying value is adjusted accordingly. The valuation adjustment may be recovered in the event the fair value increases, which is also recognized in the consolidated statement of operations. Loans held for investment (referred to as

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

“Loans” on the consolidated balance sheet) are carried at amortized cost with an allowance for loan losses, if necessary. Any premium or discount is amortized or accreted to interest income over the life of the loan using a method that approximates the effective yield method. Interest income is accrued based upon the outstanding principal amount of the loans and their contractual terms.

Allowance and Provision for Loan Losses — In accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, the Company establishes an allowance for loan losses at a level considered adequate based on management’s evaluation of all available and relevant information related to the loan portfolio, including historical and industry loss experience, economic conditions and trends, estimated fair values and quality of collateral, estimated fair values of loans and other relevant factors.

To estimate the allowance for loan losses, the Company first identifies impaired loans. The Company considers a loan to be impaired when, based on current information and events, management believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis of the loan over the present value of the projected future cash flows except that if practical, the loan’s observable market price or the fair value of the collateral may also be used. The Company considers the current financial information of the borrowing company and its performance against plan and changes to the market for the borrowing company’s service or product amongst other factors when evaluating projected future cash flows. Increases in the allowance for loan losses are recognized in the statement of operations as a provision for loan losses. If the loan or a portion thereof is deemed uncollectible, a charge-off or write-down of a loan is recorded and the allowance for loan losses is reduced.

An impaired loan may be left on accrual status during the period the Company is pursuing repayment of the loan; however, the loan is placed on non-accrual status at the earliest of such time as when management believes that scheduled debt service payments will not be met within the coming 12 months and/or the loan becomes 90 days delinquent. When placed on non-accrual status, all accrued but uncollected interest is reversed and charged against interest income. While on non-accrual status, interest income is recognized only upon actual receipt. However, when there is doubt regarding the ultimate collectibility of loan principal, all cash receipts are applied to reduce the carrying value. Loans are restored to accrual status after principal and interest payments are brought current and future contractual amounts due are reasonably assured.

Derivative Financial Instruments — The Company enters into derivative contracts, including interest rate swaps and interest rate swap forwards, as a means of mitigating the Company’s interest rate risk on forecasted rollover or re-issuance of repurchase agreements and certain long-term debt, or hedged items, for a specified future time period. The Company has designated these transactions as cash flow hedges of changes in the benchmark interest rate London interbank offered rate (“LIBOR”). The contracts, or hedge instruments, are evaluated at inception and at subsequent balance sheet dates in order to determine whether they qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. The hedge instrument must be highly effective in achieving offsetting changes in cash flows of the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. Derivative contracts are carried on the consolidated balance sheet at fair value. The Company values both actual interest rate swaps and hypothetical interest rate swaps (for purposes of quantifying ineffectiveness) by determining the net present value of all payments between the counterparties which are calculated based on internally developed and tested market-standard models that utilize data points obtained from external market sources. Any ineffectiveness that arises during the hedging relationship is recognized in interest expense in the consolidated statement of operations. The effective portion of all contract gains and losses excluding the net interest accrual is recorded in other comprehensive income or loss. Realized gains and losses on terminated contracts that were designated as hedges are maintained in accumulated other comprehensive income or loss and amortized into interest expense over the contractual life of the terminated contract unless it is probable

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that the forecasted transaction will not occur. In that case, the gain or loss in accumulated other comprehensive income or loss is reclassified to realized gain or loss in the consolidated statement of operations.

The net interest accrual on interest rate swaps designated as a hedge is reflected as an increase or decrease to interest expense for the period.

The Company may also enter into derivatives that do not qualify for hedge accounting under SFAS No. 133, including interest rate swaps that are undesignated, interest rate caps and floors, credit default swaps, total return swaps and warrants. These derivatives are carried at their fair value with changes in fair value reflected in the consolidated statement of operations.

Fixed Assets — Fixed assets are stated at cost, net of accumulated depreciation. Depreciation generally is recorded using the straight-line method over the estimated useful lives of the various classes of fixed assets. Accelerated methods are used for income tax purposes. Leasehold improvements are amortized over the shorter of their estimated useful lives or remaining life of the lease using the straight-line method. The Company does not consider renewal options for the determination of the amortization of leasehold improvements unless renewal is considered reasonably assured at the inception of the lease.

Goodwill and Intangible Assets — Goodwill represents the excess cost of a business acquisition over the fair value of the net assets acquired. Assembled workforce represents the intangible benefit of a workforce acquired in a business combination and is a component of goodwill. Intangible assets are comprised of finite-lived and indefinite-lived assets. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, indefinite-lived assets and goodwill are not amortized. Goodwill is, however, amortized for tax purposes. Finite-lived intangibles are amortized over their expected useful lives. The Company assesses its intangibles and goodwill for impairment at least annually.

Borrowings — The Company finances the acquisition of its securities and loan portfolios primarily through the use of repurchase agreements, securitization transactions structured as secured financings, and issuance of junior subordinated debt securities. Repurchase agreements are carried at their outstanding principal or contractual amounts including accrued interest, while securitization debt and junior subordinated debt securities are carried at their outstanding principal or contractual amounts.

Due from Brokers and Due to Brokers — Amounts due from brokers and due to brokers generally represent unsettled trades and cash balances held with brokers as part of collateral requirements related to derivatives and repurchase agreements. Amounts due from brokers and due to brokers are recorded as assets and liabilities, respectively.

Foreign Currency Translation — Financial statements of a foreign subsidiary are prepared in its local currency and translated into U.S. dollars at the exchange rate as of the balance sheet date for assets and liabilities and at a monthly average rate for revenues and expenses. Net gains or losses resulting from the translation of foreign financial statements are charged or credited to currency translation adjustment, a separate component of accumulated other comprehensive income (loss) within the consolidated statement of stockholders’ equity.

Income Taxes — The Company has elected to be taxed as a REIT and intends to continue to comply with the provisions of the Code, with respect thereto. As a REIT, the Company will not be subject to federal or state income tax on net taxable income the Company distributes currently to stockholders as long as certain asset, income, distribution and stock ownership tests are met. If the Company fails to qualify as a REIT in any taxable year and does not qualify for certain statutory savings provisions, the Company will be subject to federal income tax at regular corporate rates. Even if the Company qualifies for taxation as a REIT, it may be subject to some amount of federal, state and local taxes on income or property. The Company has made joint elections to treat certain domestic subsidiaries as taxable REIT subsidiaries (“TRS”). As such, the TRS entities are taxable as domestic C corporations and subject to federal, state and local corporate income tax.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally, a certain subsidiary of the Company is subject to taxation by the Inland Revenue Service of the United Kingdom.

As a result of the Merger with Deerfield on December 21, 2007, the Company entered into a new management agreement with DCM, which is a TRS. The accrual for payment of management fees is eliminated in consolidation. The management fee income is included in the calculation of income taxes payable to DCM and the management fee expense is a deduction to REIT taxable income. The management fees are based on a transfer pricing study of the services provided.

The Company accounts for income taxes in conformity with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach for accounting and reporting of income taxes. Deferred income tax assets and liabilities are recognized for the future income tax consequences (temporary differences) attributable to the difference between the carrying amounts of assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. A valuation allowance is provided for deferred income tax assets where realization is not considered “more likely than not.” The Company recognizes the effect of change in income tax laws or rates on deferred income tax assets and liabilities in the period that includes the enactment date.

Effective January 1, 2007 the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 provides guidelines for how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. It is the Company’s policy to recognize accrued interest and penalties related to uncertain tax benefits in income taxes. Tax years that remain open to examination by major tax jurisdictions include 2004 to 2007. The Company has adopted FIN 48 and determined there is no material impact on the Company’s financial statements.

Share-Based Compensation — The Company accounts for restricted stock and stock options granted to non-employees for services to be performed in accordance with SFAS No. 123(R), Share-Based Payment, and related interpretations, and the consensus in Issue 1 of EITF No. 96-18, Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Pursuant to EITF No. 96-18 and SFAS No. 123(R), restricted stock and options granted to non-employees are recorded at fair value in additional paid-in capital of stockholders’ equity using the graded vesting method (for grants prior to the adoption of SFAS No. 123(R)) for all share-based grants, with an offsetting amount recognized in the statement of operations. Unvested restricted stock and options are adjusted to fair value. Changes in such fair value are reflected on a retroactive basis in the statements of operations for past amortization periods. Prior to the adoption of SFAS No. 123(R) on January 1, 2006, the Company had recorded the unvested restricted stock and options at fair value with changes reflected as an adjustment to deferred equity compensation and an offsetting adjustment to additional paid-in capital. However, the deferred equity compensation was eliminated against additional paid-in capital to conform to the requirements of SFAS No. 123(R). The Company elected to utilize the straight-line amortization method for any new grants subsequent to January 1, 2006 in connection with the adoption of SFAS No. 123(R). As of the Merger date, the Company does not have any unvested restricted stock or stock options outstanding.

The Company accounts for restricted stock, stock options and stock units granted to employees in accordance with SFAS No. 123(R). Under SFAS No. 123(R), the cost of employees services received in exchange for an award of share-based compensation is generally measured based on the grant-date fair value of the award. Share- based awards that do not require future service (i.e. vested awards) are expensed immediately. Share-based employee awards that require future service are amortized over the relevant service

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

period. Amortization is recognized as compensation expense in the consolidated statement of operations with an offsetting increase in additional paid in capital in the consolidated balance sheet.

Incentive Fee Expense — In accordance with the management agreement that was in effect prior to the Merger, the Company provided for the payment of an incentive fee, determined quarterly, to DCM if the Company’s financial performance exceeded certain benchmarks. The incentive fee was accrued and expensed during the period for which it was earned. The incentive fee was paid in both cash and stock, subject to certain limitations and elections. Upon payment the payable is reduced through a reduction of cash and a contribution to equity as a result of the issuance of the Company’s common stock in the period after the fee was earned. The Company accounts for the share-based payment portion of the incentive fee in accordance with SFAS No. 123(R) and EITF No. 96-18. As a result of the Merger with Deerfield on December 21, 2007 the management agreement was terminated and a new agreement was executed which does not provide for an incentive fee expense. See Note 18 for further discussion of the specific terms regarding the computation and payment of the incentive fee.

Net Income (Loss) Per Share — Basic net income (loss) per common share is calculated by dividing net income (loss) attributable to common stockholders for the period by the weighted-average number of shares of the Company’s common stock outstanding for that period. Diluted income per common share is calculated on net income (loss) and takes into account the effect of dilutive instruments, such as stock options and restricted stock but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding. Additionally, the dilutive impact of the Series A Preferred Stock converted on a one-for-one basis, is included in the diluted income per common share calculation. See Note 15 for the computation of earnings per share.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk and Other Risks and Uncertainties — The Company’s investments are primarily concentrated in securities that pass through collections of principal and interest from underlying mortgages, and there is a risk that some borrowers on the underlying mortgages will default. Therefore, mortgage-backed securities may bear some exposure to credit losses. However, the Company mitigates credit risk by primarily holding securities that are either guaranteed by government (or government-sponsored) agencies.

The Company bears certain other risks typical in investing in a portfolio of mortgage-backed securities. The principal risks potentially affecting the Company’s consolidated financial position, consolidated results of operations and consolidated cash flows include the risks that: (a) interest rate changes can negatively affect the fair value of the Company’s mortgage-backed securities, (b) interest rate changes can influence borrowers’ decisions to prepay the mortgages underlying the securities, which can negatively affect both cash flows from, and the fair value of, the securities, and (c) adverse changes in the fair value of the Company’s mortgage-backed securities and/or the inability of the Company to renew short-term borrowings can result in the need to sell securities at inopportune times and incur realized losses.

The Company enters into derivative transactions as hedges of interest rate exposure and in the course of investing with counterparties. In the event of nonperformance by a counterparty, the Company is potentially exposed to losses although the counterparties to these agreements are primarily major financial institutions with investment grade ratings.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which upon adoption will replace various definitions of fair value in existing accounting literature with a single definition, will establish a framework for measuring fair value, and will require additional disclosures about fair value measurements. SFAS No. 157 clarifies that fair value is the price that would be received to sell an asset or the price paid to transfer a liability in the principal or most advantageous market available to the entity and emphasizes that fair value is a market-based measurement and should be based on the assumptions market participants would use. The statement also creates a three-level hierarchy under which individual fair value estimates are to be ranked based on the relative reliability of the inputs used in the valuation. This hierarchy is the basis for the disclosure requirements, with fair value estimates based on the least reliable inputs requiring more extensive disclosures about the valuation method used and the gains and losses associated with those estimates. SFAS No. 157 is required to be applied whenever another financial accounting standard requires or permits an asset or liability to be measured at fair value. The statement does not expand the use of fair value to any new circumstances. The Company adopted SFAS No. 157 on January 1, 2008. The adoption does not significantly impact the manner in which the Company determines the fair value of the Company’s financial instruments, however, it will require certain additional disclosures.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities. The statement allows an entity to elect to measure certain financial assets and liabilities at fair value with changes in fair value recognized in the statement of operations each period. The statement also requires additional disclosures to identify the effects of an entity’s fair value election on its earnings. On January 1, 2008, the Company elected the fair value option for RMBS and CDO equity previously recorded as available-for-sale securities and also elected to de-designate all previously designated interest rate swaps. Prior to adoption and de-designation, the RMBS, CDO equity and designated interest rate swaps were carried at fair value with changes in value recorded directly into equity through other comprehensive loss, to the extent effective in the case of designated interest rate swaps. The election was applied to existing RMBS and CDO equity as of January 1, 2008 and is also being applied prospectively to the same types of securities. As of the adoption date, the carrying value of the existing RMBS, CDO equity and newly de-designated interest rate swaps adjusted to fair value through a cumulative-effect adjustment to January 1, 2008 retained earnings. Prospectively, the Company will amortize the net loss of $69.9 million related to the de-designation of interest rate hedges recognized as of January 1, 2008 over the remaining original specified hedge period to the extent that the forecasted roll on repurchase agreement transactions continue as anticipated, otherwise the Company will accelerate the recognition of the unamortized gains and losses.

In April 2007, the FASB issued FASB Staff Position (“FSP”) No. 39-1, Amendment of FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts. FSP No. 39-1 permits entities to offset fair value amounts recognized for multiple derivative instruments executed with the same counterparty under a master netting agreement. FSP No. 39-1 clarifies that the fair value amounts recognized for the right to reclaim cash collateral, or the obligation to return cash collateral, arising from the same master netting arrangement, may also be offset against the fair value of the related derivative instruments. As permitted under this guidance the Company continues to present all of its derivative positions and related collateral on a gross basis.

In June 2007, the FASB ratified the consensus reached in EITF 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards. EITF 06-11 applies to entities that have share-based payment arrangements that entitle employees to receive dividends or dividend equivalents on equity-classified nonvested shares when those dividends or dividend equivalents are charged to retained earnings and result in an income tax deduction. Entities that have share-based payment arrangements that fall within the scope of EITF 06-11 will be required to increase capital surplus for any realized income tax benefit associated with dividends or dividend equivalents paid to employees for equity classified nonvested equity awards. Any

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

increase recorded to capital surplus is required to be included in an entity’s pool of excess tax benefits that are available to absorb potential future tax deficiencies on share-based payment awards. The Company adopted EITF 06-11 on January 1, 2008 for dividends declared on share-based payment awards subsequent to this date. The impact of adoption is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS No. 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which addresses the application of SFAS No. 133 to beneficial interests in securitized financial assets. SFAS No. 155 establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. Additionally, SFAS No. 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. The adoption of SFAS No. 155 effective January 1, 2007 for financial instruments acquired or issued after such date did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling interests in Consolidated Financial Statements, an Amendment of ARB 51. SFAS No. 160 establishes new accounting and reporting standards for noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 will require entities to classify noncontrolling interests as a component of stockholders’ equity and will require subsequent changes in ownership interests in a subsidiary to be accounted for as an equity transaction. Additionally, SFAS No. 160 will require entities to recognize a gain or loss upon the loss of control of a subsidiary and to remeasure any ownership interest retained at fair value on that date. This statement also requires expanded disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective on a prospective basis for the Company, beginning on January 1, 2009, except for the presentation and disclosure requirements, which are required to be applied retrospectively. Early adoption is not permitted. Management is currently evaluating the effects, if any, that SFAS No. 160 will have upon adoption as this standard will affect the presentation and disclosure of noncontrolling interests in the Company’s consolidated financial statements.

In November 2007, the Securities and Exchange Commission issued SAB No. 109, which addresses the valuation of written loan commitments accounted for at fair value through earnings. The guidance in SAB 109 expresses the staff’s view that the measurement of fair value for a written loan commitment accounted for at fair value through earnings should incorporate the expected net future cash flows related to the associated servicing of the loan. Previously under SAB 105, Application of Accounting Principles to Loan Commitments, this component of value was not incorporated into the fair value of the loan commitment. The Company adopted the provisions of SAB 109 for written loan commitments entered into or modified after December 31, 2007. The impact of adoption is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) will significantly change how entities apply the acquisition method to business combinations. The most significant changes under this Statement include: the acquisition date will be the date the acquirer obtains control; all (and only) identifiable assets acquired, liabilities assumed, and noncontrolling interests in the acquiree will be stated at fair value on the acquisition date; assets or liabilities arising from noncontractual contingencies will be measured at their acquisition date fair value only if it is more likely than not that they meet the definition of an asset or liability on the acquisition date; adjustments subsequently made to the provisional amounts recorded on the acquisition date will be made retroactively during a measurement period not to exceed one year; acquisition-related restructuring costs that do not meet the criteria in SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, will be expensed as incurred; transaction costs will be

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expensed as incurred; reversals of deferred income tax valuation allowances and income tax contingencies will be recognized in earnings subsequent to the measurement period; and the allowance for loan losses of an acquiree will not be permitted to be recognized by the acquirer. Additionally, SFAS No. 141(R) will require new and modified disclosures surrounding subsequent changes to acquisition-related contingencies, contingent consideration, noncontrolling interests, acquisition-related transaction costs, fair values and cash flows not expected to be collected for acquired loans, and an enhanced goodwill rollforward.

The Company will be required to prospectively apply SFAS No. 141(R) to all business combinations completed on or after January 1, 2009. Early adoption is not permitted. For business combinations in which the acquisition date was before the effective date, the provisions of SFAS No. 141(R) will apply to the subsequent accounting for deferred income tax valuation allowances and income tax contingencies and will require any changes in those amounts to be recorded in earnings. Management is currently evaluating the effects that SFAS No. 141(R) will have on the Company’s consolidated financial statements.

In February 2008, the FASB issued FSP No. 140-3 relating to FASB Statement No. 140, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions, to address situations where assets purchased from a particular counterparty and financed through a repurchase agreement with the same counterparty can be considered and accounted for as separate transactions. Currently, the Company records such assets and the related financing on a gross basis in the consolidated balance sheet, and the corresponding interest income and interest expense in the Company’s consolidated statement of operations. For assets representing available-for-sale investment securities, as in the Company’s case, any change in fair value is reported through other comprehensive income under SFAS 115, with the exception of other-than-temporary impairment losses, which are recorded in the consolidated statement of operations as realized losses. FSP No. 140-3 is effective for years beginning after November 15, 2008. Management is currently evaluating the effects the FSP will have on the consolidated financial statements.

3.	MERGER WITH DEERFIELD

On December 21, 2007, the Company completed its Merger with Deerfield, and as a result of which, Deerfield became an indirect wholly-owned subsidiary of DFR. The Company expects the Merger will benefit DFR and its stockholders for several important reasons. The acquisition of Deerfield provides the Company the opportunity to diversify its revenue streams, enhance its growth opportunities and strengthen its capital base. The Company also believes the internalization of DCM better aligns the interests of management with those of its stockholders.

The aggregate consideration in connection with the Merger was 14,999,992 shares of Series A Preferred Stock (see Note 16), $73.9 million in principal amount of Series A Senior Secured Notes (“Series A Notes”) and Series B Senior Secured Notes (“Series B Notes”) (collectively the “Series A and B Notes”) (See Note 13), $1.1 million cash payment to sellers and an estimated $13.8 million of deal related costs, including an estimated $6.2 million of seller related deal costs which are subject to adjustment. The 14,999,992 shares of Series A Preferred Stock were valued at $7.75 per share based on an average price of DFR’s common stock two days before, the day of and two days after December 18, 2007, the date the transaction was announced, in accordance with EITF No. 99-12, Determination of the Market Price of Acquirer Securities Issued in a Purchase Business Combination. The $73.9 million of Series A and B Notes were determined to have an aggregate fair value of $71.2 million with the $2.7 million discount being amortized over the five-year life of the notes. Deerfield’s results of operations and cash flows subsequent to December 21, 2007 have been included in the accompanying consolidated statements of operations and cash flows for the year ended December 31, 2007.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the recorded fair values of the assets acquired and liabilities assumed in the Merger is as follows (in thousands):

Original
Estimate of
Fair Value

Fair value of assets acquired, excluding cash acquired	$216,469
Assumed liabilities	(27,999)

$188,470

Summary of consideration, net of cash acquired:
Series A Preferred Stock, at fair value	$116,015
Series A and B Notes, at fair value	71,206
Net cash acquired	(13,609)
Other capitalized transaction costs	14,858

Total consideration	$188,470

The fair values of the assets acquired and liabilities assumed in the Merger were estimated by management considering, among other things, the assistance of an independent valuation firm. The investment management contracts were valued using the income approach. This approach requires a projection of revenues and expenses specifically attributable to the asset being valued so that an estimated cash flow stream can be derived. The income approach estimates fair value based on the present value of the cash flows that the asset can be expected to generate in the future. The computer software system and “Deerfield” trade name were valued using the relief from royalty method, which is a variation of the income approach. This method assumes that if the subject intangible assets were not already available, a royalty would have to be paid on the development and use of comparable alternative intangible assets. The non-compete agreements contained within various employment contracts were valued using a lost revenues approach (a form of the income approach). This approach uses estimates of probable revenue losses if a key individual(s) were to initiate competition with the Company. The potential revenue losses are translated into profits which are then discounted to present value after taxes.

Deerfield earns certain investment advisory fees on its products that, in accordance with the Company’s investment advisory fee accounting policy, the Company has not yet recognized as revenue. Generally, these fees consist of subordinated fees on CDOs that may be collected if the portfolio attains certain levels of cash reserves and/or certain investors earn a specified return on their investment. A contingent receivable has been recorded for the fair value of these receivables as of the Merger date. The fair value of the receivables were determined by considering the likelihood and timing of receipt of the deferred revenue. In addition, to the extent the deferred revenue relates to certain CDOs whereby the investment professionals managing the certain portfolios earn a percentage of revenues, a contingent liability was recognized as a compensation accrual.

No allocation was made for contract termination costs related to the management agreement between DFR and DCM under Emerging Issues Task Force Issue 04-1, Accounting for Preexisting Relationships between the Parties to a Business Combination, because the contract is neither favorable nor unfavorable from the perspective of DFR.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following unaudited pro forma condensed combined financial information gives effect to the Merger as if the acquisition of Deerfield had been completed as of the beginning of both periods presented. This unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the Merger had been consummated during the period or as of the dates for which the pro forma data is presented, nor is it necessarily indicative of future operating results of DFR.

	Year Ended December 31,
	2007	2006
	(In thousands, except per share data)

Total net revenue	$135,657	$150,522
Income (loss) before income tax expense	(110,722)	80,058
Net income (loss)	(106,694)	75,851
Net income (loss) attributable to common stockholders	(131,315)	52,880
Net income (loss) per share — basic	$(1.97)	$1.03
Net income (loss) per share — diluted	$(1.97)	$0.79

4.	AVAILABLE-FOR-SALE SECURITIES

The following table summarizes the Company’s investment securities classified as available-for-sale, which are carried at fair value:

	Amortized	Unrealized	Unrealized	Estimated
Security Description	Cost	Gains	Losses	Fair Value
	(In thousands)

December 31, 2007:
Residential mortgage-backed securities:
Agency RMBS	$3,596,932	$14,322	$—	$3,611,254
AAA-rated non-Agency RMBS	1,270,609	389	—	1,270,998
Interest-only securities	182	239	—	421
High-yield corporate bonds	3,979	14	(190)	3,803
Commercial mortgage-backed securities	4,825	—	(1,000)	3,825
Other investments	8,033	—	(362)	7,671

Total	$4,884,560	$14,964	$(1,552)	$4,897,972

December 31, 2006:
Residential mortgage-backed securities:
Agency RMBS	$6,397,107	$3,704	$(85,706)	$6,315,105
AAA-rated non-Agency RMBS	1,263,827	134	(23,386)	1,240,575
Interest- and principal- only securities	62,576	934	(527)	62,983
Asset-backed securities held in Pinetree CDO	298,116	2,190	(2,886)	297,420
High-yield corporate bonds	19,556	273	(342)	19,487
Commercial mortgage backed securities	2,537	—	(4)	2,533
Other investments	2,951	37	—	2,988

Total	$8,046,670	$7,272	$(112,851)	$7,941,091

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the Company’s securities classified as available-for-sale, according to their weighted average life:

			Weighted
	Amortized	Estimated	Average
Weighted Average Life	Cost	Fair Value	Coupon
	(In thousands)

December 31, 2007:
Greater than one year and less than five years	$2,661,345	$2,669,377	5.04%
Greater than five years and less than ten years	1,858,916	1,864,298	5.37%
Greater than ten years	364,299	364,297	5.65%

Total	$4,884,560	$4,897,972	5.21%

December 31, 2006:
Less than one year	$30,468	$30,789	7.70%
Greater than one year and less than five years	5,786,240	5,704,714	5.03%
Greater than five years and less than ten years	1,918,085	1,906,275	5.52%
Greater than ten years	311,877	299,313	6.51%

Total	$8,046,670	$7,941,091	5.21%

The weighted average lives of the debt securities in the table above are based upon contractual maturity for the high-yield corporate bonds and other investments, while the weighted average lives for mortgage-backed securities, asset-backed securities and other investments are estimated based on data provided through subscription-based financial information services. The weighted average life for residential mortgage-backed securities (“RMBS”), commercial mortgage-backed securities (“CMBS”) and asset-backed securities are primarily based on a prepayment model that considers current yield, forward yield, slope of the yield curve, mortgage rates, contractual rate of the outstanding loans, loan age, margin and volatility. Weighted average life is an estimate of how many years it will take to receive half of the outstanding principal, which for the high-yield corporate bonds and other investments is maturity.

Actual lives of mortgage-backed securities are generally shorter than stated contractual maturities. Actual lives of the Company’s mortgage-backed securities are affected by the contractual maturities of the underlying mortgages, periodic payments of principal, and prepayments of principal.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the fair value and gross unrealized losses of available-for-sale securities in which amortized cost exceeds fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of the respective year end:

	Less than 12 Months			More than 12 Months			Total
	Number	Estimated	Gross	Number	Estimated	Gross	Number	Estimated	Gross
	of	Fair	Unrealized	of	Fair	Unrealized	of	Fair	Unrealized
	Securities	Value	Losses	Securities	Value	Losses	Securities	Value	Losses
	(Dollars in thousands)

December 31, 2007:
High-yield corporate bonds	1	$2,835	$(190)	—	$—	$—	1	$2,835	$(190)
Commercial mortgage-backed securities	8	2,245	(569)	6	1,580	(431)	14	3,825	(1,000)
Other investments	4	7,523	(362)	—	—	—	4	7,523	(362)

Total temporarily impaired securities	13	$12,603	$(1,121)	6	$1,580	$(431)	19	$14,183	$(1,552)

December 31, 2006:
Residential mortgage-backed securities	67	$1,037,005	$(4,011)	222	$5,428,884	$(105,608)	289	$6,465,889	$(109,619)
Asset-backed securities	44	77,284	(1,363)	41	71,984	(1,523)	85	149,268	(2,886)
High-yield corporate bonds	2	4,275	(228)	3	2,419	(114)	5	6,694	(342)
Commercial mortgage-backed securities	6	1,967	(4)	—	—	—	6	1,967	(4)

Total temporarily impaired securities	119	$1,120,531	$(5,606)	266	$5,503,287	$(107,245)	385	$6,623,818	$(112,851)

Temporary impairment of available-for-sale securities results from the fair value of securities falling below the amortized cost basis primarily due to changes in the interest rate environment and in credit spreads. When the fair value of an available-for-sale security is less than its amortized cost for an extended period, the Company considers whether there is an other-than-temporary impairment in the value of the security. If, in the Company’s judgment, an other-than-temporary impairment exists, the cost basis of the security is written down to the then-current fair value, and the unrealized loss is transferred from accumulated other comprehensive loss as an immediate reduction of current earnings (as if the loss had been realized in the period of other-than-temporary impairment) and therefore not in a loss position for the purpose of the above table. The cost basis adjustment is recoverable only upon sale or maturity of the security. The determination of other-than-temporary impairment is a subjective process, and different judgments and assumptions could affect the timing of loss realization. The determination of other-than-temporary impairment is made at least quarterly.

The Company considers the following factors when determining an other-than-temporary impairment for a security or investment:

•	severity of the impairment,

•	the length of time and the extent to which the market value has been less than the amortized cost,

•	whether the security has been downgraded by a rating agency,

•	the financial condition of the investee and the prospect for future recovery, and

•	the Company’s intent and ability to hold the security for a period of time sufficient to allow for any anticipated recovery in market value.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally, for securities within the scope of EITF No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, when adverse changes in estimated cash flows occur as a result of actual prepayment and credit loss experience, an other-than-temporary impairment is deemed to have occurred. Accordingly, the security is written down to fair value, and the unrealized loss is transferred from accumulated other comprehensive loss to an immediate reduction of current earnings. The cost basis adjustment for other-than-temporary impairment is recoverable only upon sale or maturity of the security.

The following table presents the net gain (loss) on available-for-sale securities as reported in the Company’s consolidated statements of operations:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Realized gains	$16,245	$10,302	$10,140
Realized losses	(18,982)	(502)	(4,768)

Net realized gains (losses)	(2,737)	9,800	5,372
Other-than-temporary impairment	(109,559)	(7,010)	—

Net gain (loss)	$(112,296)	$2,790	$5,372

During the years ended December 31, 2007, 2006 and 2005 the Company recognized $109.6 million, $7.0 million and zero of other-than-temporary impairment, respectively.

During the years ended December 31, 2007 and 2006, the Company recognized $91.1 million and $7.0 million, respectively, of other-than temporary impairment related to certain RMBS securities. Included in these other-than-temporary impairment amounts for the years ended December 31, 2007 and 2006 was $0.4 million and $7.0 million, respectively, related to certain interest-only securities. The $90.7 million of impairment on non-interest-only RMBS securities was recorded during the year ended December 31, 2007 because the Company determined that it no longer could assert that it had the intent and ability to hold these securities for a period of time sufficient to allow for recovery in market value. As a result of the impairment charge the unrealized loss was transferred from accumulated other comprehensive loss to an immediate reduction of earnings classified in net gain (loss) on available-for-sale securities in the consolidated statements of operations.

During the year ended December 31, 2007, the Company recognized $18.4 million of other-than temporary impairment on certain asset-backed securities held in the Pinetree CDO using the guidance in EITF 99-20. As of December 31, 2007, the Company’s sale of Pinetree CDO preference shares resulted in the deconsolidation of its asset-backed securities.

The Company intends and has the ability to hold, the high-yield corporate bonds, commercial mortgage-backed securities and other investments remaining in available-for-sale securities in an unrealized loss position as of December 31, 2007, until the fair value of the securities is recovered, which may be to maturity if necessary.

As of January 1, 2008, the Company elected the fair value option for all of its RMBS and will no longer assess them for other-than-temporary impairment because the changes in fair value will be recorded in the statement of operations rather than as an adjustment to accumulated other comprehensive loss in stockholders’ equity. See Note 26 for a discussion of certain activities subsequent to December 31, 2007 related to the Company’s RMBS.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	TRADING SECURITIES

The Company holds trading securities as of December 31, 2007 and 2006, carried at fair value of $1.4 billion and $94.0 million, respectively. As of December 31, 2007, the trading securities consist solely of RMBS. As of December 31, 2006, the trading securities consisted of $67.9 million of RMBS, $21.2 million of U.S. treasury notes and $4.9 million of inverse interest-only securities.

As of December 31, 2007 trading securities include unsettled security purchases totaling $875.4 million and excluded unsettled security sales of $159.6 million.

Net gains of $15.5 million, $0.8 million and net losses of $3.6 million on trading securities were recognized in the consolidated statements of operations for the years ended December 31, 2007, 2006 and 2005, respectively.

See Note 26 for a discussion of certain activities subsequent to December 31, 2007 related to the Company’s RMBS.

6.	OTHER INVESTMENTS

Cost Method Investments

The Company holds certain other investments as of December 31, 2007 and 2006, carried at cost of $5.5 million and $4.9 million, respectively. These positions consist of equity securities in the entities established in connection with the issuance of the trust preferred securities of $3.7 million and $3.8 million (See Note 13) as of December 31, 2007 and 2006, respectively. The remaining balance consists of other common and preferred equity securities that are not traded in an active market of $1.8 million and $1.1 million as of December 31, 2007 and 2006, respectively.

Equity Method Investments

The Company holds one equity method investment as of December 31, 2007 and 2006, initially recorded at cost of $3.0 million and adjusted to a current carrying value of zero and $1.5 million, respectively. During the year ended December 31, 2007 the Company recorded losses of $1.3 million to recognize the Company’s 13% share of losses by the investee, Hometown Commercial Capital LLC (“HCC”) and $0.2 million to write-off the remaining carrying value due to the current unfavorable financial condition of HCC. During the year ended December 31, 2006, the Company recorded losses of $1.5 million to recognize the Company’s 13% share of losses by HCC. The adjustment to the Company’s carrying value is recorded in the consolidated statement of operations as dividend income and other net gain (loss). See Note 7 for further investments related to HCC. The Company has discontinued the application of the equity method and will not provide for additional losses as the Company has not guaranteed obligations of HCC or is otherwise committed to provide further financial support. If HCC subsequently reports net income, the Company will resume applying the equity method only after its share of that net income equals the share of net losses not recognized during the period the equity method was suspended.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	LOANS AND LOANS HELD FOR SALE

The following summarizes the Company’s loans and loans held for sale:

	Carrying Value
	Loans Held
Type of Loan	for Sale(1)	Loans	Total
	(In thousands)

December 31, 2007:
Loans held in Market Square CLO	$261,680	$—	$261,680
Loans held in DFR MM CLO	—	291,189	291,189
Corporate leveraged loans	2,560	146,796	149,356
Commercial real estate loans(2)	3,095	28,375	31,470

	$267,335	466,360	733,695

Allowance for loan losses		(5,300)	(5,300)

		$461,060	$728,395

December 31, 2006:
Loans held in Market Square CLO	$269,155	$—	$269,155
Corporate leveraged loans	8,000	403,976	411,976
Commercial real estate loans(2)	5,613	28,359	33,972

	$282,768	432,335	715,103

Allowance for loan losses		(2,000)	(2,000)

		$430,335	$713,103

(1)	Carrying value of loans held for sale is the lower of cost or fair value.

(2)	Commercial real estate loans include participating interests in commercial mortgage loans.

As of December 31, 2007 and 2006, the Company held loans totaling $733.7 million and $715.1 million, respectively. Loans classified as held for sale and carried at the lower of cost or fair value totaled $267.3 million, net of a valuation allowance of $12.9 million, and $282.8 million, net of a valuation allowance of $1.0 million as of December 31, 2007 and 2006, respectively. Loans classified as held for investment and carried at amortized cost totaled $466.4 million and $432.3 million as of December 31, 2007 and 2006, respectively. As of December 31, 2007 and 2006, there were $2.8 million and $23.3 million of unsettled loan purchases and $0.3 million and $18.9 million unsettled sales of loans held for sale, respectively. As of December 31, 2007 and 2006, the Company held loans that settle interest accruals by increasing the principal balance of the loan outstanding. For the years ended December 31, 2007 and 2006 the Company settled interest receivables through an increase to the loans outstanding principal balance in the amount of $6.5 million and $4.2 million, respectively.

Loans held in Market Square CLO consist of syndicated bank loans for which there is a ready market. Accordingly, this portfolio is classified as held for sale and is managed within the parameters specified in the governing indenture. Loans held in DFR MM CLO consist of loans originated in the middle market which are not broadly syndicated and therefore less liquid. Accordingly, these loans are considered to be held for investment and are reported at amortized cost with an allowance for loan losses, if necessary.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company identified one impaired loan held for investment as of December 31, 2007. The Company determined that an allowance for loan losses in the amount of $5.3 million was required for this loan with a total outstanding principal of $10.6 million. The allowance for loan losses was recognized because a loss was considered probable and the discounted expected future cash flows were less than the loan’s amortized cost basis. The following summarizes the activity within the allowance for loan losses:

	Allowance for Loan Losses
	2007	2006
	(In thousands)

Allowance for loan losses at January 1	$2,000	$—
Gross charge-offs	(5,133)	—
Gross recoveries	—	—

Net charge-offs	(5,133)	—

Provision for loan losses, net	8,433	2,000

Allowance for loan losses at December 31	$5,300	$2,000

During the year ended December 31, 2007, the Company charged-off the full principal balance of $5.1 million of a loan to a mortgage lending company that filed Chapter 7 bankruptcy during the year. Additionally, the Company recognized a provision for loan loss of $12.2 million less a $3.8 million reversal of a previously recognized provision for loan loss on a loan that is no longer considered impaired due to significantly improved performance and a capital restructuring. This determination reversed a $1.8 million and $2.0 million provision for loan losses recognized during early 2007 and 2006, respectively.

The Company’s impaired loans are all on non-accrual status and the Company has not recognized $2.8 million and $0.7 million of uncollected interest that is due to the Company under impaired loans for the years ended December 31, 2007 and 2006, respectively.

On November 29, 2005, the Company entered into a master participation agreement with HCC, a commercial mortgage loan originator. HCC originates loans with a targeted principal range of $1.0 million to $15.0 million. Under the master participation agreement, the Company will purchase a junior participating beneficial ownership interest of 10.0% of the principal balance of each approved commercial mortgage. Interest accrues on the Company’s outstanding principal balance at a rate of 15.0% annually. HCC retains legal title and control of the loans and has custody of the original loan documents. The Company retains approval rights for loans included in the participation portfolio.

As of December 31, 2007, the Company’s commercial real estate loans consisted of junior participation interest in 26 commercial mortgage loans originated by HCC and classified as held for sale totaling $3.1 million and nine commercial real estate loans classified as held for investment totaling $28.4 million. As of December 31, 2006, the Company’s commercial real estate loans consisted of junior participation interest in 15 commercial mortgage loans originated by HCC and classified as held for sale totaling $5.6 million and eight commercial real estate loans classified as held for investment totaling $28.4 million. In November 2007, HCC was deemed to be in default in its financing obligations to a third party resulting in an agreement to sell certain loans, of which the Company had loan participation interests totaling $6.2 million in par value. The Company recognized a $3.1 million loss in net gain (loss) on loans on the Consolidated Statement of Operations during the year ended December 31, 2007 to reflect the likelihood that the par value of these loans would not be realized in a sale of assets.

On November 30, 2006, the Company purchased $2.5 million or 50.0% of the lowest-rated non-investment grade tranches of mortgage pass-through notes from an entity established to securitize loans originated by HCC (these securities are classified as available-for-sale securities). Concurrent with the

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

purchase of securities the Company received a payment of $15.0 million related to the participating interests in commercial mortgage loans for which the Company was providing warehouse financing. On June 13, 2007, the Company purchased $2.2 million or 50% of the lowest-rated non-investment grade traunches of mortgage pass-through notes from an entity established to securitize loans originated by HCC (these securities are classified as available-for-sale securities). Concurrent with the purchase of securities the Company received a payment of $14.8 million related to the participating interests in commercial mortgage loans for which the Company was providing warehouse financing.

8.	FIXED ASSETS

Fixed assets consisted of the following:

	Estimated useful	December 31,
	Life (Years)	2007	2006
		(In thousands)

Equipment and computer software	3 - 5	$1,169	$—
Leasehold improvements	15	7,435	—
Office furniture and fixtures	7	1,879	—

		10,483	—
Less accumulated depreciation		(36)

Fixed assets, net		$10,447	$—

Depreciation expense related to fixed assets amounted to $36,000 for the year ended December 31, 2007.

9.	INTANGIBLE ASSETS

Intangible assets consisted of the following:

	Weighted-Average
	Estimated	Gross Carrying	Accumulated	Net Carrying
	Useful Life (Years)(1)	Amount	Amortization	Amount
			(In thousands)

December 31, 2007:
Finite-lived intangible assets:
Acquired asset management contracts:
CDOs	6	$30,340	$144	$30,196
Investment funds	15	39,743	74	39,669
Computers software systems	5	6,886	39	6,847
Non-compete agreements	3	614	5	609

Total finite-lived intangible assets		77,583	262	77,321

Indefinite-lived intangible assets:
Tradename	n/a	5,904	—	5,904

Total intangible assets		$83,487	$262	$83,225

(1)	Represents the weighted-average estimated useful life as of the date of the Merger.

n/a	— not applicable

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As discussed in Note 3 all intangible assets were a result of the Merger with Deerfield. For the year ended December 31, 2007 the Company recorded amortization on intangible assets of $0.3 million. None of the finite-lived intangible assets have a residual value. The following table presents expected amortization expense of the existing intangible assets for each of the five succeeding years:

(In thousands)

2008	$9,261
2009	8,917
2010	8,650
2011	8,391
2012	7,260
Thereafter	34,842

$77,321

10.	REPURCHASE AGREEMENTS

Repurchase agreements are short-term borrowings from financial institutions that bear interest rates that have historically moved in close relationship to the one-month, two-month or three-month LIBOR. As of December 31, 2007 and 2006 the Company had repurchase agreements outstanding in the amount of $5.3 billion (including $20.5 million of accrued interest) and $7.4 billion (including $46.9 million of accrued interest), respectively. As of December 31, 2007 and 2006, the repurchase agreements had a weighted-average borrowing rate of 5.22% and 5.32%, respectively.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2007 the repurchase agreements outstanding had remaining maturities as summarized below:

	Overnight	Between	Between	Over
	1 Day or	2 and 30	31 and 90	91 Days
	Less	Days	Days	and Over	Total
	(In thousands)

Residential mortgage-backed securities:
Estimated fair value of securities pledged, including accrued interest(1)	$—	$5,213,104	$295,469	$—	$5,508,573
Repurchase agreement liabilities associated with these securities	—	5,018,404	283,544	—	5,301,948
Weighted average interest rate of repurchase agreement liabilities	—	5.23%	5.16%	—	5.22%
Other investments:
Estimated fair value of securities pledged, including accrued interest(1)	$—	$2,648	$—	$—	$2,648
Repurchase agreement liabilities associated with these securities	—	1,917	—	—	1,917
Weighted average interest rate of repurchase agreement liabilities	—	5.53%	—	—	5.53%
Total:
Estimated fair value of securities pledged, including accrued interest(1)	$—	$5,215,752	$295,469	$—	$5,511,221
Repurchase agreement liabilities associated with these securities	—	5,020,321	283,544	—	5,303,865
Weighted average interest rate of repurchase agreement liabilities	—	5.23%	5.16%	—	5.22%

(1)	Represents the current fair value of securities delivered as collateral at the inception of the repurchase agreement, including accrued interest.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006 the repurchase agreements outstanding had remaining maturities as summarized below:

	Overnight	Between	Between	Over
	1 Day or	2 and 30	31 and 90	91 Days
	Less	Days	Days	and Over	Total
			(In thousands)

Residential mortgage-backed securities:
Estimated fair value of securities pledged, including accrued interest(1)	$—	$4,744,808	$2,678,272	$—	$7,423,080
Repurchase agreement liabilities associated with these securities	—	4,700,995	2,640,762	—	7,341,757
Weighted average interest rate of repurchase agreement liabilities	—	5.33%	5.34%	—	5.33%
High yield corporate bonds:
Estimated fair value of securities pledged, including accrued interest(1)	$—	$7,440	$—	$—	$7,440
Repurchase agreement liabilities associated with these securities	—	5,946	—	—	5,946
Weighted average interest rate of repurchase agreement liabilities	—	5.65%	—	—	5.65%
Other investments:
Estimated fair value of securities pledged, including accrued interest(1)	$—	$24,636	$—	$—	$24,636
Repurchase agreement liabilities associated with these securities	—	24,332	—	—	24,332
Weighted average interest rate of repurchase agreement liabilities	—	3.10%	—	—	3.10%
Total:
Estimated fair value of securities pledged, including accrued interest(1)	$—	$4,776,884	$2,678,272	$—	$7,455,156
Repurchase agreement liabilities associated with these securities	—	4,731,273	2,640,762	—	7,372,035
Weighted average interest rate of repurchase agreement liabilities	—	5.32%	5.34%	—	5.32%

(1)	Represents the current fair value of securities delivered as collateral at the inception of the repurchase agreement, including accrued interest.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of the investments pledged and repurchase agreement liabilities include accrued interest as follows:

	Accrued Interest
	Included in	Accrued Interest
	Estimated	Included in Estimated
	Fair Value of	Repurchase Agreement
Type of Investment Pledged	Securities Pledged	Liabilities
	(In thousands)

December 31, 2007:
Residential mortgage-backed securities	$24,591	$20,524
Other investments	7	4

	$24,598	$20,528

December 31, 2006:
Residential mortgage-backed securities	$32,101	$46,554
High yield corporate bonds	167	18
Other investments	394	286

	$32,662	$46,858

The company had amounts at risk with the following repurchase agreement counterparties:

			Weighted-Average
			Maturity of Repurchase
	Amount at Risk (1)		Agreements in Days
	December 31,		December 31,
Repurchase Agreement Counterparties:	2007	2006	2007	2006
	(In thousands)

Bank of America Securities LLC	$1,429	$—	11	—
Bear, Stearns & Co. Inc.	12,186	13,192	18	16
Barclays Bank Plc	34,139	7,653	10	49
BNP Paribas Securities Corp.	19,699	—	18	—
Countrywide Securities Corp.	—	42,001	—	41
Credit Suisse Securities (USA) LLC	61,084	22,564	27	42
Deutsche Bank Securities Inc.	27,476	—	7	—
Fortis Securities LLC	22,879	—	9	—
HSBC Securities (USA) Inc.	10,821	—	18	—
ING Financial Markets LLC	53,294	—	13	—
J.P. Morgan Securities Inc.	6,288	22,937	13	15
Lehman Brothers Inc.	5,773	3,617	5	17
Merrill Lynch Government Securities Inc.	—	24,292	—	28
Merrill Lynch, Pierce, Fenner & Smith Incorporated	—	2,544	—	25
Mitsubishi UFJ Securities (USA), Inc.	—	9,384	—	22
Nomura Securities International	—	52,774	—	28
UBS Securities LLC	23,569	34,447	11	35

Total	$278,637	$235,405	15	31

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Equal to the fair value of securities pledged (including net additional repurchase agreement collateral pledged of as of December 31, 2007 and 2006 of $35.6 million, which includes $0.1 million of accrued interest receivable and $152.3 million, which includes $0.6 million of accrued interest receivable, respectively), and related accrued interest receivable and dividends, minus repurchase agreement liabilities, and related accrued interest payable.

The three largest providers of repurchase agreement financing represented 29.4%, 13.9% and 10.8% of the $5.3 billion total amount of repurchase agreement liabilities as of December 31, 2007 and 22.1%, 16.5% and 16.0% of the $7.4 billion total amount of repurchase agreement liabilities as of December 31, 2006. See Note 11 for additional discussion concerning securities received and pledged as collateral.

11.	SECURITIES RECEIVED AND PLEDGED AS COLLATERAL

The Company receives collateral in connection with derivative and repurchase agreement transactions. The Company generally is permitted to sell or repledge these securities held as collateral. At December 31, 2007 and 2006, the fair value of securities received as collateral that the Company was permitted to sell or repledge was $6.1 million and $14.1 million, respectively. The fair value of securities received as collateral that the Company repledged was $1.9 million and $2.0 million at December 31, 2007 and 2006, respectively.

The Company also pledges its own assets, primarily to collateralize its repurchase agreements and in connection with derivative transactions. These securities owned and pledged, where the counterparty has the right by contract or custom to sell or repledge the financial instruments were approximately $5.6 billion and $7.6 billion as of December 31, 2007 and 2006, respectively. As of December 31, 2007, owned securities pledged consisted of $5.5 billion of securities sold in conjunction with repurchase agreements, $41.7 million pledged as additional collateral on repurchase agreements and $89.7 million pledged as collateral on derivative agreements. As of December 31, 2006, owned securities pledged consisted of $7.4 billion of securities sold in conjunction with repurchase agreements, $153.2 million pledged as additional collateral on repurchase agreements, and $26.8 million pledged as collateral on derivative agreements.

12.	SHORT-TERM DEBT

The Company holds two notes collateralized by investments in preferred shares of CDOs managed by the Company. The Euro dollar denominated non-recourse note and corresponding pledged preferred shares are $0.5 million and $0.7 million, respectively. The note and the preferred shares are converted into U.S. dollars at the December 31, 2007 exchange rate. The note bears interest at Euribor plus 1.0% and matures in May 2009. The note may be prepaid as interest and principal payments are equal to 100% of pledged preferred shared distributions and 50% of all management fees received related to the CDO until the note is paid in full. The U.S. dollar denominated, non-recourse, except in limited circumstances, note and corresponding pledged preferred shares are $1.2 million and $3.7 million, respectively. The note bears interest at LIBOR plus 0.4% and has no stated maturity. Required principal and interest payments on the note are equal to 62.5% of all management fees and preferred share distributions received from such CDO until the note is paid in full.

The Company assumed a $10.0 million revolving note (“Revolving Note”), with no amounts outstanding, that terminates in February 2009 in connection with the Merger. Prior to the Merger, Deerfield was granted a waiver of certain covenants and provisions specified in the Revolving Note that would not have been met as a result of the Merger until an amendment to the Revolving Note occurred. The Company is unable to borrow under the Revolving Note for the duration of the waiver period. The Company does not expect to have the ability to utilize the Revolving Note as a result of the inability to amend the Revolving Note on favorable terms. The Revolving Note was mutually agreed to be terminated in February 2008.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	LONG-TERM DEBT

The following table summarizes the Company’s long-term debt:

	December 31,
	2007		2006
	Carrying	Weighted	Carrying	Weighted
	Value	Average Rate	Value	Average Rate
	(In thousands)		(In thousands)

Revolving warehouse facility	$73,435	6.60%	$260,950	5.35%
Market Square CLO	276,000	5.67%	276,000	5.87%
DFR MM CLO	231,000	5.97%	—	—
Pinetree CLO	—	—	287,825	5.92%
Trust preferred securities	123,717	7.75%	123,717	8.15%
Series A & B Notes	71,216	9.91%	—	—

Total	$775,368	6.57%	$948,492	6.04%

Revolving Warehouse Facility

On March 10, 2006, the Company entered into an up to $300.0 million (amended to $375.0 million in February 2007) three year revolving warehouse funding agreement (the “Facility”) with Wachovia Capital Markets, LLC (“Wachovia”), subject to annual renewal. Financing under the Facility is secured by assets ranging from large syndicated bank loans to subordinated notes and preferred stock. Advance rates under the Facility vary by asset type and are subject to certain compliance criteria. The Facility is available to two bankruptcy remote special purpose vehicles (DWFC, LLC and Deerfield Triarc TRS (Bahamas) Ltd.) and the debt holder has full recourse to these entities for the repayment of the outstandings under the Facility, which totaled $120.9 million as of December 31, 2007. As of December 31, 2007 and 2006, $1.5 million and zero of cash owned by these entities is considered restricted.

As of December 31, 2007 and 2006, the Company had $73.4 million and $261.0 million of debt outstanding under the Facility, respectively. The Company incurred $1.2 million of debt issuance costs that are being amortized into interest expense over the term of the Facility. The annual interest rate for the Facility is based on short-term commercial paper rates as defined in the warehouse funding agreement, plus 0.75% for large syndicated loans and plus 0.90% for all other loans, resulting in a weighted average rate of 6.60% as of December 31, 2007. The Facility also includes commitment and unused line fees of $1.8 million and $0.2 million, respectively, that the Company recognizes in interest expense.

On February 7, 2007, the Company amended the Facility to increase its size from $300.0 million to $375.0 million. The Company paid a one-time fee of $75,000 to Wachovia in connection with this facility expansion. On April 6, 2007, the Company amended the term of the Facility to change the annual renewal date to April 8, 2008. The renewal is a unilateral decision by the financial institutions party to the Facility. In the case of non-renewal, the Company will be unable to undertake additional borrowings under the Facility and may be required to use all principal, interest and other distributions on the assets purchased under the Facility to repay all borrowings thereunder. The Company is in discussions with Wachovia regarding a renewal, but cannot, at this time, predict the outcome of those discussions. There is a possibility that the Company may trigger a termination event under the Facility sometime in 2008, which would give Wachovia the right to liquidate the assets under the Facility in an amount necessary to repay all outstanding borrowings thereunder.

The Facility is subject to several non-financial covenants, including those which relate to compliance with laws, maintenance of service agreements, protection of collateral and various notification requirements. If

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deerfield Capital LLC (“DC LLC”) fails to maintain stockholders’ equity of $240.0 million, in addition to other remedies available to the financial institutions party to the Facility, the Company will be unable to undertake additional borrowings under the Facility and the amounts outstanding under the Facility may become immediately due and payable. Failure to meet these requirements could result in reductions of advances from the Facility or more severe default remedies, including acceleration of the outstanding indebtedness.

On July 17, 2007, the Company closed the DFR MM CLO transaction. As a result of this securitization, $213.2 million of debt was paid down on the Facility.

Effective August 3, 2007, the Company received a waiver for a technical default that occurred in July 2007 because the historical charge-off ratio of the loan portfolio in the Facility exceeded the threshold required by the Facility. The waiver provided for a six month forbearance on the default that occurred such that the Company was considered to be in compliance with the historical charge-off ration. The forbearance period of six months has ended and as of December 31, 2007 the Company was in compliance with the historical charge-off ratio and all other portfolio performance thresholds required by the Facility. See “Minimum Net Worth Covenant” below for further discussion.

Market Square CLO

Market Square CLO’s debt securities bear interest rates that reset quarterly based on varying spreads to three-month LIBOR. The Company’s long-term debt issued by Market Square CLO has a weighted average interest rate of 5.67% and 5.87%, using the last reset dates as of December 31, 2007 and 2006, respectively.

The Market Square CLO notes are due in 2017, but were initially callable, at par, by the Company on July 20, 2007 and quarterly thereafter subject to certain conditions. Market Square CLO is a consolidated bankruptcy remote subsidiary and the debt holders have recourse only to the collateral of Market Square CLO, which had a carrying value of $291.0 million and $305.3 million as of December 31, 2007 and 2006, respectively.

DFR MM CLO

DFR MM CLO’s debt securities bear interest rates that reset quarterly based on varying spreads to three-month LIBOR. The Company’s long-term debt issued by DFR MM CLO has a weighted average interest rate of 5.97% (6.33% including the $19.0 million of DFR MM CLO debt owned by the Company and eliminated upon consolidation), using the last reset date as of December 31, 2007.

The DFR MM CLO notes are due in 2019, but are callable, at par, by the Company on October 20, 2010 and quarterly thereafter, subject to certain conditions. DFR MM CLO is a consolidated bankruptcy remote subsidiary, which had assets with a carrying value of $317.4 million as of December 31, 2007.

Pinetree CDO

The Company sold all of its preference shares and deconsolidated Pinetree CDO as the Company was no longer deemed the primary beneficiary as of December 31, 2007. Prior to December 31, 2007, the Company consolidated the long-term debt issued by Pinetree CDO which had a weighted average interest rate of 5.92%, using the last reset date as of December 31, 2006.

Pinetree CDO was a consolidated bankruptcy remote subsidiary and the debt holders had recourse only to the collateral of Pinetree CDO.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Trust Preferred Securities

On September 29, 2005, August 2, 2006 and October 27, 2006, Trust I, Trust II and Trust III issued preferred securities to unaffiliated investors for gross proceeds of $50.0 million, $25.0 million and $45.0 million, respectively, and common securities to the Company for $1.6 million, $0.8 million and $1.4 million, respectively. The combined proceeds were invested by Trust I, Trust II and Trust III in $51.6 million, $25.8 million and $46.3 million, respectively, of unsecured junior subordinated debt securities issued by DC LLC. The junior subordinated debt securities are the sole assets of the Trusts. The Trust I securities mature on October 30, 2035 but are callable by DC LLC on or after October 30, 2010. The Trust II and Trust III securities both mature on October 30, 2036 but are callable by DC LLC on or after October 30, 2011. Interest is payable quarterly at a floating rate equal to three-month LIBOR plus 3.50% per annum for Trust I and plus 2.25% per annum for Trust II and Trust III. The rate as of December 31, 2007 was 8.48% and 7.23%, for Trust I and both Trust II and Trust III, respectively. The rate as of December 31, 2006 was 8.88% and 7.63%, for Trust I and both Trust II and Trust III, respectively.

The holders of the preferred securities of the Trusts are entitled to receive distributions payable quarterly at a variable rate equal to the respective spread over three-month LIBOR. The preferred and common securities of the Trusts do not have a stated maturity date; however, they are subject to mandatory redemption upon the maturity or call of the junior subordinated debt securities.

Unamortized deferred issuance costs associated with the junior subordinated debt securities totaled $2.4 million and $3.1 million as of December 31, 2007 and 2006, respectively. The debt issuance costs are classified as part of prepaid and other assets on the consolidated balance sheet. These costs are amortized into interest expense using a method that approximates the effective yield method from issuance date to the respective junior subordinated debt securities’ call date.

DFR has issued a parent guarantee for the payment of any amounts to be paid by DC LLC under the terms of the junior subordinated debt securities debenture. The obligations under the parent guarantee agreement constitute unsecured obligations of DFR and rank subordinate and junior to all other senior debt. The parent guarantee will terminate upon the full payment of the redemption price for the trust preferred securities or full payment of the junior subordinated debt securities upon liquidation of the Trusts. The junior subordinated debt securities are subject to several non-financial covenants, including those which relate to compliance with laws, maintenance of service agreements, protection of collateral and various notification requirements. Trust I’s junior subordinated debt securities also have a $200.0 million Consolidated Net Worth covenant, which by definition excludes intangible assets, including goodwill. Failure to meet these requirements may cause an event of default resulting in an acceleration of the outstanding indebtedness. See “Minimum Net Worth Covenant” below for further discussion.

Series A and B Notes

On December 21, 2007, in connection with the Merger with Deerfield, the Company issued notes to the sellers with a principal balance of $73.9 million ($48.9 million Series A Notes and $25.0 million Series B Notes) recorded at fair value of $71.2 million, net of a $2.7 million fair value discount that will be amortized into interest expense using a method that approximates the effective yield method from issuance date to maturity on December 21, 2012. Two employees of the Company hold $0.8 million of the Series A Notes, one of these employees is also a member of the Company’s board of directors (the “Board”). Additionally, another member of the Board holds $19.5 million of the Series B Notes.

The holders of the Series A and B Notes entered into an intercreditor agreement (together with the note purchase agreements and related agreements, the “Note Documents”) with respect to their relative rights, which agreement provides, among other things, that the rights of the holders of the Series A Notes, including with respect to repayment of the Series A Notes, will be subordinated to the rights of the holders of the

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Series B Notes, unless a specified principal amount of Series B Notes is prepaid by June 30, 2008. If such principal amount is repaid by June 30, 2008, the rights of the holders of the two series of Notes will be on a pari passu basis. The Notes are guaranteed by DFR and certain of its subsidiaries and are secured by certain equity interests owned by such guarantors as specified in the Note Documents. The Note Documents include an event of default if the Company fails to pay principal or interest due in respect of any material indebtedness or fails to observe the terms of or perform in accordance with the agreements evidencing such material indebtedness if the effect of such failure is to either permit the holders of such indebtedness to declare such indebtedness to be due prior to its stated maturity or make such indebtedness subject to a mandatory offer to repurchase.

The Series A and B Notes bear interest at a variable rate based upon LIBOR and an initial additional margin of 5.0% per annum. Commencing 24 months after the issuance date, such additional annual margin of the Series A and B Notes will increase by increments of 0.5% per annum in each three-month period for eighteen months and 0.25% per annum for each three-month period thereafter.

The Note Documents contain various restrictive covenants with respect to DFR and its subsidiaries incurring additional indebtedness or guarantees, creating liens on their assets and certain other matters and in each case subject to those exceptions specified in the Note Documents. The Company will be obligated to prepay the Series A and B Notes upon a Change of Control (as defined in the Note Documents).

The Company may redeem the Series A and B Notes before their maturity from time to time, in whole or in part, at a redemption price equal to 100% of the aggregate outstanding principal amount of the Series A and B Notes to be redeemed plus accrued and unpaid interest. Any redemption of the Series A and B Notes shall be made on a pro rata basis based on the aggregate principal amount of all outstanding Series A and B Notes as of the date the Company provides notice of such redemption.

Subject to the terms of the intercreditor agreement, the Company must use a specified portion of the net cash proceeds received by DFR or any of its subsidiaries from any of the following transactions to make an offer to each holder to repurchase such holder’s Series A and B Notes at an offer price of 100% of the aggregate outstanding principal amount of the Series A and B Notes to be repurchased plus accrued and unpaid interest to the date of repurchase: (i) an asset sale outside the ordinary course of business or an event of loss, each as defined in the note purchase agreements, (ii) a debt issuance as defined in the note purchase agreements, (iii) an equity issuance as defined in the note purchase agreements, or (iv) certain exercises of warrants, rights, or options to acquire capital stock as defined in the note purchase agreements of DFR or any of its subsidiaries, in each case subject to specified exceptions set forth in the Note Documents.

In addition, the Note Documents will require the Issuer and DFR to use their commercially reasonable efforts to obtain a replacement debt facility, the proceeds of which would be used to refinance the obligations under the Notes.

Minimum Net Worth Covenant

The Company is subject to certain minimum “Stockholders’ Equity” and “Consolidated Net Worth” covenants as described in the Facility and the Trust I junior subordinated debt agreement, respectively. For purposes of monitoring compliance with these covenants, the Company includes the Series A Preferred Stock in its calculation of “Stockholders’ Equity” and “Consolidated Net Worth.” The Company is in compliance with its debt related covenants as of December 31, 2007. However, subsequent to December 31, 2007, the Company believes that there was a substantial risk of non-compliance with the Trust I junior subordinated debt agreement’s “Consolidated Net Worth” covenant. On February 29, 2008, the Company entered into a letter agreement that provides a waiver of any prior noncompliance by DC LLC with the Consolidated Net Worth covenant and waives any future noncompliance with the Consolidated Net Worth covenant though the earlier to occur of March 31, 2009 and the date it enters into supplemental indentures relating to the Trusts with

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

agreed upon terms. The Company agreed in the letter agreement that the Consolidated Net Worth covenant will be amended to include intangible assets and to reduce the threshold from $200 million to $175 million. See Note 26 for a more detailed description of the letter agreement. We believe that the amendment to the Consolidated Net Worth covenant will allow us to be in compliance for the foreseeable future.

14.	STOCKHOLDERS’ EQUITY

The Company’s dividends are recorded on the record date. The following summarizes the Company’s dividend declarations and distributions for the years ended December 31, 2007 and 2006:

Declaration	Record	Payment	Per Share	Dividend
Date	Date	Date	Dividend	Payment
				(In thousands)

For the year ended December 31, 2007:
04/23/07	05/07/07	05/30/07	$0.42	$21,723
07/24/07	08/07/07	08/28/07	0.42	21,736
10/23/07	11/06/07	11/27/07	0.42	21,736
12/18/07	12/28/07	01/29/08	0.42	21,736

			$1.68	$86,931

For the year ended December 31, 2006:
04/24/06	05/04/06	05/26/06	$0.36	$18,597
07/25/06	08/04/06	08/28/06	0.38	19,646
10/24/06	11/07/06	11/27/06	0.40	20,684
12/19/06	12/29/06	01/30/07	0.42	21,723

			$1.56	$80,650

Effective December 17, 2004, the Company adopted the 2004 Stock Incentive Plan (“2004 Plan”) that provides for the granting of stock options, common stock and stock appreciation rights to employees and service providers to purchase up to 2,692,313 shares of the Company’s common stock (which will be increased to 6,136,725 shares upon approval by the stockholders at the Special Meeting of Stockholders to be held on March 11, 2008 when the Stockholders vote whether to amend and restate the 2004 Plan). The 2004 plan was established to assist the Company in recruiting and retaining individuals with ability and initiative by enabling such persons or entities to participate in the future success of the Company and to associate their interests with those of the Company and its stockholders.

The Company issued shares of common stock pursuant to the Management Agreement with DCM prior to the Merger which required DCM to receive at least 15% of each incentive fee in the form of stock rather than cash. These share issuances represented the 15% portion of the incentive fee. The following summarizes the issuances of stock grants as payment of the incentive fee to DCM since commencement:

Issue Date	Number of Shares Issued	Amount Paid in Stock
		(In thousands)

06/11/07	20,654	$328
03/28/07	163	2
11/15/06	13,722	197
09/25/06	9,321	123
06/13/06	29,159	378

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has annually granted fully vested shares of common stock to four independent Board members, each receiving an equal amount of shares in each grant. In addition, during the year ended December 31, 2007, two additional share grants of 2,000 and 3,644 shares were made to the Interim Chairman of the Board. In accordance with SFAS No. 123(R) the Company recognized the entire fair value of the grant on such dates, as the shares were immediately vested. The following summarizes the Board grants since commencement:

Grant Date	Number of Shares	Fair Value Per Share		Fair Value of Grant
				(In thousands)

12/31/07	2,000	$8.00	(1)	$16
11/14/07	3,644	8.17	(1)	30
01/31/07	10,000	16.50	(1)	165
02/07/06	10,000	13.00	(1)	130
03/24/05	12,000	15.00	(2)	180

(1)	Fair value per share represents the closing price on the date of the grant.

(2)	Due to no publicly available price, fair value per share represents the price at which the Company sold shares in the December 23, 2004 initial private offering.

As a result of the Merger with Deerfield the Company acquired 97,403 shares of its common stock held by DCM at a price of $9.18 per share which is recorded as treasury stock. Deerfield granted 97,403 shares of DFR common stock to certain employees in March 2007 and under the terms of the grant, the restrictions on the employee’s ownership vest in three equal installments on the first, second and third anniversary date. Upon each vesting date the grantee is to receive the pro-rata portion of dividend payments paid on the stock plus a nominal amount of interest at a rate of LIBOR plus 5.0% per annum. The unamortized amount of the share-based payments total $0.1 million as of December 31, 2007 and are being recognized on a straight-line basis over the remaining vesting period as an expense to compensation and benefits in the consolidated statement of operations and an off-setting credit to additional paid-in capital. The dividend payments are treated in a similar manner and all interest accrued on unpaid dividends is recorded as interest expense in the consolidated statement of operations. The amounts recognized for the year ended December 31, 2007 were nominal, representing the impact of operations from the acquisition of Deerfield on December 21, 2007 through December 31, 2007.

On December 23, 2004, the Company granted 403,847 shares of restricted common stock, par value $0.001, and restricted options to purchase 1,346,156 shares of common stock at an exercise price of $15.00 per share, to DCM. Under the original agreement, the Company’s restrictions lapse, and full rights of ownership were to vest in three equal installments on the first, second and third anniversary of the grant date. Vesting was predicated on the continuing involvement of DCM in providing services to the Company. On the date of the Merger, vesting was accelerated for the remaining restricted common stock and stock options. The stock options were forfeited and all DFR stock was distributed to the members of Deerfield or to certain employees prior to the Merger with the exception of the 97,403 shares discussed in the prior paragraph.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the Company’s restricted stock grant activity:

				Weighted-average
	Number of Shares			Grant Date Fair
	2007	2006	2005	Value

Nonvested, January 1	134,616	269,232	403,847	$15.00
Granted	—	—	—	—
Vested	(134,616)	(134,616)	(134,615)	—
Forfeited	—	—	—	—

Nonvested, December 31	—	134,616	269,232	$15.00

The following table summarizes the Company’s stock option activity:

	Number of Shares			Weighted-average
	2007	2006	2005	Exercise Price

Outstanding, January 1	1,346,156	1,346,156	1,346,156	$15.00
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(1,346,156)	—	—	15.00

Outstanding, December 31	—	1,346,156	1,346,156	—

Exercisable, December 31	—	897,437	448,719	$15.00

In accordance with EITF No. 96-18, Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, the Company revalues the unvested restricted stock and stock options at fair value each reporting period. These changes in value are recognized ratably over the original vesting period resulting in an adjustment in the statement of operations, and an equal and offsetting amount to additional paid-in capital, of the amount attributable to all prior periods, up to and including the current period end. The change in value attributable to future periods is recognized in the same fashion but in the appropriate future period. The fair value of stock options granted to DCM was estimated using the Black-Scholes option-pricing model for outstanding options grants with the following weighted-average assumptions:

	Year Ended December 31,
	2007(1)	2006	2005

Dividend yield	13.26%	11.45%	9.71%
Expected volatility	46.63%	17.63%	22.27%
Risk-free interest rate	4.17%	4.70%	4.39%
Expected life (in years)	7	8	9

(1)	Assumptions are as of the Merger date as options were surrendered as of that date and were not outstanding as of December 31, 2007.

The unvested restricted stock and stock options vesting was accelerated in conjunction with the Merger. The stock options were forfeited on December 21, 2007, in connection with the Merger.

15.	COMPUTATION OF EARNINGS PER SHARE

The shares of Series A Preferred Stock are considered participating securities under the two-class method as required by EITF Issue No. 03-6, Participating Securities and the Two-class method under FASB Statement No. 128. The two-class method is an earnings allocation formula that determines earnings for each class of

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

common stock and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. Under the two-class method, net income is reduced by the amount of dividends declared in the current period for each class of stock and by the contractual amounts of dividends that must be paid for the current period. The remaining earnings (loss) are then allocated to common stock and participating securities to the extent that each security may share in earnings as if all of the earnings for the period had been distributed. Diluted earnings per share is calculated using the treasury stock and “if converted” methods for potential common stock. Basic net income (loss) per share is calculated by dividing the weighted average shares outstanding for the Series A Preferred Stock and Common Stock into the cumulative convertible preferred stock dividends and accretion, and the net income (loss) attributable to common stockholders, respectively. Diluted net income (loss) per share is calculated by dividing the weighted average common stock including the effect of any dilutive securities using the “if-converted” method into the net income (loss). If this effect is anti-dilutive the dilutive securities are excluded from this computation. The Series A Preferred Stock participate in any dividends declared on the Company’s common stock or earn a 5% per annum dividend on the liquidation preference of $150.0 million as of December 31, 2007, subject to customary anti-dilution provisions, whichever is greater, and do not have a contractual obligation to share in the losses, if any, in any given period.

The following table presents the calculation of basic and diluted earnings per share:

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share data)

Net income (loss)	$(96,236)	$71,575	$45,921
Less: Cumulative convertible preferred stock dividends and accretion	355	—	—

Net income (loss) attributable to common stockholders	$(96,591)	$71,575	$45,921

Weighted average shares used in basic computation:
Common Stock	51,606	51,419	39,260

Dilutive effect of:
Unvested restricted stock	—	162	121

Weighted average shares used in diluted computation	51,606	51,581	39,381

Net Income (Loss) Per Share — Basic:	$(1.87)	$1.39	$1.17

Net Income (Loss) Per Share — Diluted	$(1.87)	$1.39	$1.17

Potentially dilutive shares relating to the option to purchase 1,346,156 shares of common stock for the year ended December 31, 2006 and 2005 are not included in the calculation of diluted net income (loss) per share because the effect is anti-dilutive. For the year ended December 31, 2007 the 14,999,992 of Series A Preferred Stock are excluded from the dilutive net income (loss) per share because the effect is anti-dilutive.

16.	SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

Upon completion of the Merger, the Company issued 14,999,992 shares of Series A Preferred Stock to the selling members of Deerfield with a fair value of $7.75 per share. A member of the Board and certain employees (one of whom is also a member of the Board) received 3,914,425 shares and 323,175 shares, respectively, in connection with their previous ownership in Deerfield. The Series A Preferred Stock will be converted into common stock, on a one-for-one basis (subject to customary anti-dilution provisions), upon approval by a majority vote of the holders of outstanding shares of the Company’s common stock. If the common stockholders do not approve the conversion at the special meeting scheduled for March 11, 2008, the

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

holders of at least 20% of the Series A Preferred Stock will have a one-time right to require the Company to submit the conversion to a vote of stockholders at any subsequent annual meeting of stockholders. If the conversion vote is not obtained at the second meeting, then the Series A Preferred Stock shall thereafter not be convertible under any circumstances.

The Series A Preferred Stock is subject to mandatory redemption upon the earlier to occur of (i) a change in control of the Company or (ii) December 20, 2014, at a redemption price equal to the greater of $10.00 per share or the current market price of the common stock issuable upon the conversion of the Series A Preferred Stock (assuming conversion immediately prior to the redemption date), plus in each case, accrued and unpaid dividends. As of December 31, 2007, the liquidation preference is $150.0 million.

Holders of the Series A Preferred Stock will be entitled to receive, when and as authorized by the Board, or a duly authorized committee thereof, and declared by the Company, preferential cumulative cash dividends as follows:

(i) for the dividend period from the original issuance date of the Series A Preferred Stock through the dividend record date next following the original issuance date, an amount equal to 5% per annum of the liquidation preference (which the Company refers to as the first dividend);

(ii) for the dividend period commencing on the day after the dividend record date for the first dividend through the next succeeding dividend record date, an amount equal to the greater of (A) 5% per annum of the liquidation preference or (B) the per share common stock dividend declared for such dividend period; and

(iii) for each succeeding dividend period thereafter, an amount equal to the greater of (A) 5% per annum of the liquidation preference, or (B) the per share common stock dividend declared for such dividend period.

Dividends on the Series A Preferred Stock are cumulative and began to accrue from the date of closing of the Merger, December 21, 2007, whether or not the Company has earnings, whether or not the Company has legally available funds, and whether or not declared by the Board or authorized or paid by the Company. However, no cash dividend will be payable on the Series A Preferred Stock (but nevertheless will continue to accrue) before the earlier to occur of a conversion vote or March 31, 2008.

Holders of shares of Series A Preferred Stock will have no voting rights unless dividends on any shares of the Series A Preferred Stock shall be in arrears for four dividend periods, whether or not consecutive. In such case, the holders of shares of Series A Preferred Stock (voting as a single class) will be entitled to vote for the election of two directors in addition to those directors on the Board.

Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, each share of the Series A Preferred Stock will receive prior to the payment to any other junior stock a preference payment equal to the greater of $10.00 per share or the current market price of the common stock issuable upon the conversion of the Series A Preferred Stock (assuming conversion immediately prior to the event of liquidation), plus in each case, accumulated, accrued and unpaid dividends (whether or not authorized by the Board). If, upon any liquidation, dissolution or winding up of the Company’s affairs, the cash distributable among holders of Series A Preferred Stock is insufficient to pay in full the liquidation preference of the Series A Preferred Stock as described above, then the Company’s remaining assets (or the proceeds thereof) will be distributed among the holders of the Series A Preferred Stock and any such other parity stock and in proportion to the amounts that would be payable on the Series A Preferred Stock if all amounts payable thereon were paid in full.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	INCOME TAXES

The Company has elected to be taxed as a REIT and intends to continue to comply with the provisions of the Code. Accordingly, the Company will not be subject to federal or state income tax to the extent that it currently distributes 100% of its taxable income to stockholders and certain asset, income, stock ownership and record keeping requirements are satisfied.

As a REIT, the Company is able to pass through substantially all of its earnings generated at the REIT level to stockholders without paying income tax at the corporate level. However, the Company holds various assets in TRS entities. As such, the TRS entities are taxable as domestic C corporations and subject to federal, state and local taxes to the extent they generate net taxable income. For the years ended December 31, 2007, 2006 and 2005, the TRS entities recorded a provision for income taxes of $980,000, $6,000, and $95,000, respectively.

Market Square CLO, DFR MM CLO and Deerfield TRS (Bahamas) Ltd., or Deerfield Bahamas, are foreign TRSs that are generally exempt from federal and state income taxes because they restrict their activities in the United States to trading stocks and securities for their own accounts. However, the Company owned a portion of its investment in DFR MM CLO through two domestic TRSs during 2007 and the income from DFR MM CLO was subject to federal income tax to the extent received by those domestic TRSs. The Company is required to include, on an annual basis, foreign TRS taxable income in its calculation of its REIT taxable income (unless received by a domestic TRS), regardless of whether that income is distributed to the Company.

The components of the income tax provision are as follows:

	December 31,
	2007	2006	2005
	(In thousands)

Current income tax provision :
Federal	$733	$59	$77
State	169	14	18

Total current expense	902	73	95

Deferred income tax provision :
Federal	63	(54)	—
State	15	(13)	—

Total deferred tax (benefit)	78	(67)	—

Total	$980	$6	$95

The Company had no significant temporary tax differences for the year ended December 31, 2007, 2006 and 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of statutory income tax provision to the effective income tax provision is as follows:

	Year Ended December 31,
	2007		2006
	Tax	Rate	Tax	Rate
	(In thousands)		(In thousands)

Pretax income (loss) at statutory income tax rate	$(33,339)	35.00%	$25,053	35.00%
Non-taxable income at statutory income tax rate	34,558	(36.28)%	(25,046)	(34.99)%
State & local taxes, net of federal provision	120	(0.13)%	1	0.00%
Marginal rate adjustment	(359)	0.38%	(2)	0.00%

Total income tax provision	$980	(1.03)%	$6	0.01%

18.	THE MANAGEMENT AGREEMENT

Prior to the Merger with Deerfield, the Company operated under a management agreement (the “Management Agreement”) that provided, among other things, that the Company will pay DCM, in exchange for investment management and certain administrative services, certain fees and reimbursements. After the Merger on December 21, 2007 the Company entered into a revised management agreement (the “Revised Management Agreement”) to provide the same types of services as the Management Agreement. Fees are paid on a cost plus margin basis for investment advisor and executive management services. All ancillary services, including back office support and certain operating expenses, are charged at cost. The fee structure was based on a transfer pricing study performed by external advisors. The Revised Management Agreement does not have an incentive fee component.

The below summarizes the Management Agreement terms prior to the Merger on December 21, 2007:

A monthly base management fee equal to 1/12 of Equity multiplied by 1.75%. Equity as defined by the Management Agreement represented net proceeds from any issuance of common shares less other offering related costs plus or minus the Company’s retained earnings (excluding non-cash equity compensation incurred in current or prior periods) less any amounts the Company paid for common share repurchases. The calculation could have been adjusted for one-time events due to changes in GAAP as well as other non-cash charges upon approval of the independent directors of the Company. The base management fee was paid monthly in arrears.

A quarterly incentive fee based on the product of (1) 25.0% of the dollar amount by which (A) the Company’s net income (before incentive fees) for a quarter per common share (based on weighted average number of actual shares outstanding) exceeded (B) an amount equal to (i) the weighted average share price of common shares in the initial offering and subsequent offerings of the Company, multiplied by (ii) the greater of (a) 2.00% and (b) 0.50% plus one-fourth of the Ten Year Treasury rate for such quarter, multiplied by (2) the weighted average number of common shares outstanding for the quarter. The calculation could have been adjusted for one-time events due to changes in GAAP as well as other non-cash charges upon approval of the independent directors of the Company.

The incentive fee was paid quarterly with 85.0% of the fee paid to DCM in cash and 15.0% paid in the form of a restricted stock award. DCM could elect to receive more than 15.0% of incentive fee in the form of common shares. DCM’s ownership percentage of the Company, direct and indirect, could not exceed 9.8%. All shares were fully vested upon issuance, provided that DCM agreed not to sell such shares prior to the date that was one year after the date the shares were payable. The value was deemed to be the average of the closing prices of the shares on the exchange over the thirty calendar-day period ending three days prior to the issuance of such shares.

The Company’s base management fee expense, not eliminated in consolidation, for the years ended December 31, 2007, 2006 and 2005 was $12.2 million, $13.3 million and $9.9 million, respectively. In

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

addition to the base management fee, amortization for the year ended December 31, 2007, 2006 and 2005 was $(0.1) million, $2.4 million and $3.8 million, respectively, related to the restricted stock and stock options granted to DCM, and was included in the management fee expense to related party in the consolidated statements of operations. See Note 14 for additional information regarding the grant to DCM. DCM earned an incentive fee for the year ended December 31, 2007, 2006 and 2005 of $2.2 million, $3.3 million and $1.3 million, respectively. The Company recorded expenses related to reimbursable out-of-pocket and certain other costs incurred by DCM totaling $1.1 million, $0.6 million and $0.5 million for the years ended December 31, 2007, 2006 and 2005, respectively. As of December 31, 2006 the Company had outstanding payables related to its agreement with Deerfield in the amount of $1.1 million.

19.	RELATED-PARTY TRANSACTIONS

On April 4, 2006, the Company approved pursuant to the Management Agreement, granting shares of its common stock to DCM relating to the required 15% stock portion of the incentive fee payable to DCM for the fourth quarter of 2005. In its April 4, 2006 authorization, the Company determined that the actual issuance of the shares would not occur until the first to occur of the Company’s receipt of confirmation from the New York Stock Exchange (“NYSE”) that the issuance did not require approval of the Company’s stockholders under NYSE rules, or such stockholder approval. The Company issued the shares on June 13, 2006, upon the receipt of such confirmation from the NYSE. In its April 4, 2006 authorization, the Company had specified that the shares would be deemed issued as of March 24, 2006, such that upon issuance of the shares the Company would also pay DCM an amount equal to the dividends on the shares that DCM would have received if they had been issued on March 24, 2006. The Company compensated DCM and recognized an incentive fee expense of approximately $5,000, representing the first quarter 2006 dividend declaration of $0.36 per share attributable to the equivalent unissued shares.

The company that owned a majority interest in DCM purchased 1,000,000 shares of the Company for $15.0 million in the December 2004 initial private offering, representing an ownership interest in the Company of 1.9% as of December 31, 2006 and 2005.

20.	FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosure About Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value. The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices if available are utilized as estimates of the fair values of financial instruments. In absence of available quoted market prices for certain of the Company’s financial instruments, the fair values of such instruments have been derived based on management’s assumptions, the estimated amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates.

Available or observable prices are used in valuing securities and loans when such prices can be obtained by the Company. In less liquid markets, such as those that the Company has encountered in the second half of 2007, the lack of quoted prices for certain securities necessitates the use of other available information such as quotes from brokers, bid lists, and modeling techniques to approximate the fair value for certain of these securities and loans.

Recent events in the financial and credit markets have resulted in significant numbers of investment assets offered in the marketplace with limited financing available to potential buyers. In addition, there has been a lack of confidence among potential investors regarding the validity of the ratings provided by the major ratings agencies. This increase in available investment assets and investors’ diminished confidence in assessing the credit profile of an investment has resulted in significant price volatility in previously stable asset classes, including but not limited to the Company’s AAA-rated non-Agency RMBS portfolio. As a result, the pricing

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

process for certain investment classes has become more challenging and may not necessarily represent what the Company could receive in an actual trade.

The carrying amounts and estimated fair values of the Company’s financial instruments, for which the disclosure of fair values is required, were as follows:

	Year Ended December 31,
	2007		2006
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	(In thousands)

Financial assets:
Cash and cash equivalents(a)	$113,733	$113,733	$72,523	$72,523
Restricted cash and cash equivalents(a)	47,125	47,125	27,243	27,243
Investment advisory fee receivables(a)	6,409	6,409	—	—
Available-for-sale securities(b)	4,897,972	4,897,972	7,941,091	7,941,091
Trading securities(b)	1,444,505	1,444,505	94,019	94,019
Other investments(c)	5,472	5,472	6,382	6,382
Derivative assets(d)	4,537	4,537	55,624	55,624
Loans held for sale(e)	267,335	267,470	282,768	289,852
Loans, net of allowance for loan losses(e)(c)	461,060	453,177	430,335	432,171
Financial liabilities:
Repurchase agreements(a)	5,303,865	5,303,865	7,372,035	7,372,035
Derivative liabilities(d)	156,813	156,813	21,456	21,456
Short term debt	1,693	1,693	—	—
Long term debt:
Wachovia facility(f)	73,435	73,435	260,950	260,950
Market Square CLO(f)	276,000	276,000	276,000	276,000
DFR MM CLO(f)	231,000	231,000	—	—
Pinetree CDO(f)	—	—	287,825	287,825
Trust preferred(f)	123,717	123,717	123,717	123,717
Series A & B notes(f)	71,216	71,216	—	—

(a)	The carrying amounts approximate the fair value due to the short-term nature of these instruments.

(b)	The estimated fair values were determined through references to price estimates provided by independent pricing services and/or dealers in the securities.

(c)	It was not practicable to estimate the fair value of certain investments because the investments are not traded in an active market, therefore, the carrying value has been displayed as an approximation of fair value.

(d)	All derivatives are recognized on the consolidated balance sheets at fair value. Determination of fair values is based on internally developed and tested market-standard pricing models and does not include accrued interest on designated derivatives.

(e)	The estimated fair values are determined primarily through references to estimates provided by an independent pricing service. If the independent pricing service cannot provide estimates for a given loan, the Company

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

may determine estimated fair value based on some or all of the following: (a) current financial information of the borrowing company and performance against its operating plan; (b) changing value of collateral supporting the loan; (c) changes to the market for the borrowing company’s service or product and (d) present value of projected future cash flows.

(f)	The carrying amount approximated fair value as the interest rate on all of the Company’s long-term debt resets quarterly to short-term market rates plus a fixed credit spread.

21.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The following is a summary of the components of accumulated other comprehensive loss:

	Year Ended December 31, 2007				Year Ended December 31, 2006
	Available-for-	Cash Flow	Foreign Currency		Available-for-	Cash Flow
	Sale Securities	Hedges	Translation	Total	Sale Securities	Hedges	Total
	(In thousands)

Beginning balance	$(105,579)	$58,420	$—	$(47,159)	$(114,906)	$70,203	$(44,703)
Unrealized net gain (loss) for the period	(96,938)	(108,556)	—	(205,494)	12,118	36,958	49,076
Foreign currency translation	—	—	43	43
Reclassification adjustments:
							—
Securities sold	2,738	—	—	2,738	(9,801)	—	(9,801)
Other-than-temporary impairment of securities	109,559	—	—	109,559	7,010	—	7,010
Hedging net gain recognized in earnings	—	(48,397)	—	(48,397)	—	(48,741)	(48,741)
Deconsolidation of Pinetree CDO	103,633	1,294	—	104,927

Ending balance	$13,413	$(97,239)	$43	$(83,783)	$(105,579)	$58,420	$(47,159)

22.	SEGMENT REPORTING

The Company operates in two reportable operating segments: Principal Investing and Investment Management.

Management evaluates the performance of each business unit based on segment results, exclusive of adjustments for unusual items. Special items are transactions or events that are included in the Company’s reported consolidated results but are excluded from segment results due to their nonrecurring or non-operational nature. It is also important to understand when viewing segment results that they includes direct and allocate indirect expenses.

The Company began operating in two reportable segments as a result of the Merger with Deerfield. Management believes that financial information regarding operating activities from the December 21, 2007 Merger date to December 31, 2007 is not material or meaningful for the purposes of evaluating the Company’s segment results and therefore is not presented. As of December 31, 2007, total assets of the Principal Investing and Investment Management segments were $7,566.7 million and $221.3 million, respectively.

23.	EMPLOYEE BENEFIT PLAN

As a result of the Merger, the Company maintains a voluntary contribution 401(k) plan (the “Plan”) covering all of its employees who meet certain minimum requirements and elect to participate. Under the Plan, employees may contribute a specified portion of their salary into the Plan after completing an initial employment period. The Company has the discretion to match a percentage of the employee contributions for the year. All Plan contributions are paid into the Deerfield & Company LLC 401(k) Savings Plan & Trust (the “Trust”). The Trust is allowed to invest the contributions, at the employer’s discretion, in a variety of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

instruments defined in the Plan agreement. The Company expects to contribute $0.3 million on behalf of the employees for the year ended December 31, 2007.

24.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company seeks to manage its interest rate risk exposure to the effects of interest rate changes. Such interest rate risk may arise from the issuance and forecasted rollover of short-term liabilities or from liabilities with a contractual variable rate based on LIBOR. The Company may use interest rate swaps and interest rate swap forwards designated as hedges to manage this interest rate risk. Derivative instruments are carried at fair value.

The following table is a summary of the Company’s derivative instruments:

		Notional			Net
	Count	Amount	Assets	Liabilities	Fair Value
	(In thousands)

December 31, 2007:
Interest rate swaps — designated	134	$3,838,300	$1,197	$(73,364)	$(72,167)
Undesignated:
Interest rate swaps	76	2,932,800	3,022	(80,727)	(77,705)
Interest rate floor	1	65,050	—	(1,054)	(1,054)
Interest rate cap	1	40,000	—	(176)	(176)
Credit default swaps — protection seller	15	48,000	162	(736)	(574)
Total return swaps	2	14,512	—	(756)	(756)
Warrants	2	n/a	156	—	156

	231	$6,938,662	$4,537	$(156,813)	$(152,276)

December 31, 2006:
Interest rate swaps — designated	207	$6,051,250	$53,674	$(16,876)	$36,798
Undesignated:
Interest rate swaps	5	141,000	157	(1,008)	(851)
Interest rate floors	3	478,620	—	(3,568)	(3,568)
Credit default swaps — protection seller	20	68,000	966	(4)	962
Total return swaps	2	15,605	827	—	827

	237	$6,754,475	$55,624	$(21,456)	$34,168

Interest Rate Swaps — Designated

Hedging instruments are designated, as appropriate, as cash flow hedges based upon the specifically identified exposure, which may be an individual item or a group of similar items. Hedged exposure is primarily interest expense on forecasted rollover or re-issuance of repurchase agreements for a specified future time period and the hedged risk is the variability in those payments due to changes in the benchmark interest rate. Hedging transactions are structured at inception so that the notional amounts of the hedges are matched with an equal amount of repurchase agreements forecasted to be outstanding in that specified period for which the borrowing rate is not yet fixed. Cash flow hedging strategies include the utilization of interest rate swaps and interest rate swap forwards. Any ineffectiveness in the hedging relationship is recognized in interest expense during the period in which it arises. Prior to the end of the specified hedge period, the effective portion of all contract gains and losses excluding the net interest accrual is recorded in other comprehensive loss. Realized gains and losses on terminated contracts are maintained in other comprehensive loss until

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reclassified into earnings as an adjustment to interest expense over the contract’s original contractual life. Hedging instruments under these strategies are deemed to be designated to the outstanding repurchase agreements and the forecasted rollover thereof. As of December 31, 2007 and 2006, the maximum length of time over which the Company was hedging its exposure to the variability of future cash flows for forecasted transactions is approximately 10 years.

For the years ended December 31, 2007, 2006 and 2005, the Company recognized a net decrease to interest expense of $48.4 million, $48.7 million, and a net increase of $10.6 million, respectively, related to designated cash flow hedging. Included in these amounts was the effect of ineffectiveness, which increased interest expense $4.2 million, $0.2 million and $0.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. The weighted average fixed rate payable on the cash flow hedges as of December 31, 2007 and 2006 was 4.75% and 4.54%, respectively. As of December 31, 2007 and 2006, the Company held 134 and 207 designated interest rate swaps with notional amounts outstanding of $3.8 billion and $6.1 billion, respectively. Based on amounts included in the accumulated other comprehensive loss as of December 31, 2007 from designated interest rate swaps, the Company expects to recognize an increase of approximately $24.9 million in interest expense over the next 12 months.

During the year ended December 31, 2007, the Company de-designated $2.1 billion (notional) of interest rate swaps previously designated as a hedge with a net negative fair value of $19.3 million at de-designation. A deferred loss of $10.6 million is included in other comprehensive loss for the de-designations which will be amortized into interest expense over the original term of the hedging relationship. The de-designation occurred as a result of changing risk exposure in repurchase agreement financing.

In November 2005, the Company entered into a designated swap in Pinetree CDO that contained a financing element, resulting in the receipt of a $3.7 million cash payment that is being repaid through an above-market interest rate over the life of the swap. During December 2006, the Company renegotiated the terms of the swap contract to lower the fixed rate to 5.50% or a decrease of 0.923% from the previous rate for the period from October 5, 2006 through April 5, 2007 and increasing the fixed rate to 6.53% or an increase of 0.107% from the previous rate for the period from April 6, 2007 until maturity on April 7, 2015. In connection with the sale of Pinetree CDO preference shares this swap was not included on the Company’s balance sheet as of December 31, 2007.

Undesignated Interest Rate Swaps

As of December 31, 2007 and 2006, the Company held 76 and five undesignated interest rate swaps with notional amounts of $2.9 billion and $141.0 million, respectively. Accordingly, changes in fair value of these derivatives are recorded in net gain (loss) on derivatives in the consolidated statement of operations. As of December 31, 2007 and 2006, the undesignated interest rate swaps had a gross positive fair value of $3.0 million and $0.2 million and gross negative fair value of $80.7 million and $1.0 million, respectively, recorded in derivative assets and liabilities in the consolidated balance sheet. The weighted average fixed rate payable on the undesignated interest rate swaps as of December 31, 2007 and 2006 was 4.94% and 5.17%, respectively. For the years ended December 31, 2007 and 2006, the Company recognized a net loss of $50.0 million and net gain of $2.6 million in net gain (loss) on derivatives, respectively, related to undesignated interest rate swaps.

Undesignated Interest Rate Floors

As of December 31, 2007 and 2006, the Company held one and three interest rate floors with notional amounts in the aggregate of $65.0 million and $478.6 million that were not designated as hedges. As of December 31, 2007 and 2006, the floors had a net negative fair value of $1.1 million and $3.6 million recorded in derivative liabilities in the consolidated balance sheet. In connection with the one interest rate floor as of December 31, 2007, the Company received payments totaling $20,000 and in return will make

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

payments based on the spread in rates, if a one-month LIBOR rate decreases below a certain agreed upon contractual rate. For the years ended December 31, 2007 and 2006, the Company recognized net losses of $4.8 and $1.5 million in net gain (loss) on derivatives related to the floors.

Undesignated Interest Rate Cap

As of December 31, 2007 the Company held one interest rate cap with a notional amount of $40.0 million that was not designated as a hedge. As of December 31, 2007 the cap had a net negative fair value of $0.2 million recorded in derivative liabilities in the consolidated balance sheet. The Company will receive payments based on the spread in rates, if the three-month LIBOR rate increases above a certain agreed upon contractual rate and the Company will make payments based on a nominal fixed interest rate. For the year ended December 31, 2007 the Company recognized a loss of $0.2 million in net gain (loss) on derivatives related to the cap.

Undesignated Credit Default Swaps

As of December 31, 2007 and 2006, the Company held 15 and 20 credit default swaps (“CDS”), respectively, as the protection seller, with an aggregate notional amount of $48.0 million and $68.0 million, respectively. A CDS is a financial instrument used to transfer the credit risk of a reference entity from one party to another for a specified period of time. In a standard CDS contract, one party, referred to as the protection buyer, purchases credit default protection from another party, referred to as the protection seller, for a specific notional amount of obligations of a reference entity. In these transactions, the protection buyer pays a premium to the protection seller. The premium is generally paid quarterly in arrears, but may be paid in full up front in the case of a CDS with a short maturity. Generally, if a pre-defined credit event occurs during the term of the CDS, the protection seller pays the protection buyer the notional amount and takes delivery of the reference entity’s obligation. As of December 31, 2007 and 2006, these CDSs had a gross positive fair value of $0.2 million and $1.0 million and a gross negative fair value of $0.7 million and $4,000, respectively, recorded in derivative assets and liabilities in the consolidated balance sheet. For the years ended December 31, 2007 and 2006, the Company recognized net gains of $0.2 million and $2.8 million in net gain (loss) on derivatives, respectively, related to CDSs.

Undesignated Total Return Swaps

As of December 31, 2007 and 2006, the Company held two total return swaps with aggregate notional amounts of $14.5 million and $15.6 million and a negative fair value of $0.8 million and a positive fair value of $0.8 million recorded in derivative assets and liabilities in the consolidated balance sheet, respectively. Total return swaps represent financial instruments, which provide the holder with a total return on an underlying asset (for example, a syndicated bank loan or bond) offset by the cost of financing. For the years ended December 31, 2007 and 2006, the Company recognized a net loss of $0.7 million and a net gain of $1.8 million in net gain (loss) on derivatives, respectively, related to total return swaps.

Undesignated Warrants

As of December 31, 2007, the Company held warrants to purchase shares of two companies for which the Company is also a debt holder. These warrants were issued in connection with renegotiations of the original loan agreements. As of December 31, 2007, these warrants had a fair value of $0.2 million, recorded in derivative assets in the consolidated balance sheet. The Company is amortizing the value of the warrants as of the date they were received into income over the remaining life of the loan. For the year ended December 31, 2007, the Company recognized a net loss of $0.2 million in net gain (loss) on derivatives, respectively, related to warrants.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

25.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings

As of December 31, 2007, the Company received, and is producing documents in response to, subpoenas received from the SEC pursuant to a formal order of investigation. The SEC is investigating certain practices associated with the offer, purchase or sale of Collateralized Mortgage Obligations and Real Estate Mortgage Investment Conduits and the creation of re-REMICS. The information requested relates to certain mortgage securities transactions effected by DCM for the Company in 2005 and 2006. The Company cannot predict the outcome of this investigation.

In the ordinary course of business, the Company may be subject to legal and regulatory proceedings that are generally incidental to its ongoing operations. While there can be no assurance of the ultimate disposition of incidental legal proceedings, the Company does not believe their disposition will have a material adverse effect on the Company’s consolidated financial statements.

Lease Commitments

The Company leases its primary office space and certain office equipment under agreements which expire through February 2021. Included in other general and administrative expense is rental expense related to operating leases of approximately $70,000 for the year ended December 31, 2007. Prior to the Company’s Merger with Deerfield there was no rental expense. Future minimum commitments under operating leases with greater than one year are as follows:

(In thousands)

2008	$1,152
2009	1,209
2010	1,219
2011	1,222
2012	1,257
Thereafter	11,280

$17,339

Other Commitments

The timing and amount of additional funding on certain bank loans are at the discretion of the borrower. The Company had unfunded commitments of $11.2 million and $31.2 million as of December 31, 2007 and 2006, respectively.

26.	SUBSEQUENT EVENTS

Subsequent to December 31, 2007, the Company was adversely impacted by the continuing deterioration of global credit markets. The most pronounced impact was on the AAA-rated non-Agency RMBS portfolio. This portfolio experienced an unprecedented decrease in valuation during the first two months of 2008 fueled by the ongoing liquidity decline in credit markets. This negative environment had several impacts on the Company’s ability to successfully finance and hedge these assets. First, as valuations on these AAA-rated non-Agency RMBS assets declined, the Company sold a significant portion of its AAA-rated non-Agency RMBS and Agency RMBS to improve liquidity.

Second, repurchase agreement counterparties in some cases ceased financing non-Agency collateral (including non-subprime collateral such as the Company’s) and, in other cases, significantly increased the equity, or “haircut” required to finance such collateral. The average haircut on AAA-rated non-Agency RMBS

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

positions increased from approximately 4.9% in mid-2007 to approximately 8.8% at the end of January 2008. The more limited number of available counterparties further restricted the Company’s ability to obtain financing on favorable terms.

Finally, the Company has a longstanding practice of hedging a substantial portion of the interest rate risk in financing the RMBS portfolio. This hedging is generally accomplished using interest rate swaps under which the Company agrees to pay a fixed interest rate in return for receiving a floating rate. As the credit environment worsened in early 2008, creating a flight to U.S. Treasury securities and prompting further Federal Reserve rate cuts, interest rates decreased sharply. This, in turn, required the Company to post additional collateral to support declines in the interest rate swap portfolio. While Agency-issued RMBS demonstrated offsetting gains providing releases of certain margin, AAA-rated non-Agency RMBS experienced significant price declines which coupled with losses on the interest rate swap portfolio exacerbated the strain on liquidity.

The combined impact of these developments resulted in the acceleration of the Company’s strategy to decrease investment in AAA-rated non-Agency RMBS and to seek to liquidate other assets to significantly reduce leverage in the balance sheet in an effort to support liquidity needs. Specifically, the following actions were taken between January 1, 2008 and February 15, 2008 to maintain what the Company believes is an appropriate level of liquidity.

•	Agency RMBS of approximately $2.8 billion were sold at a realized gain of approximately $36.2 million.

•	AAA-rated non-Agency RMBS of approximately $1.3 billion were sold at a realized loss of approximately $152.1 million.

•	The net notional amount of interest rate swaps used to hedge the RMBS portfolio was reduced by approximately $4.2 billion as of February 15, 2008. Net losses in this portfolio since December 31, 2007 totaled approximately $117.1 million.

After taking into account the above actions, the various consolidated balance sheet categories as of February 15, 2008 totaled approximately as follows:

•	Agency RMBS — $2,276.6 million.

•	AAA-rated non-Agency RMBS — $107.8 million.

•	Repurchase agreements — $2,270.3 million.

•	Net notional amount of interest rate swaps used to hedge the RMBS portfolio — $2,485.2 million.

On February 29, 2008, the Company entered into a letter agreement (the “Letter Agreement”) with the representative of the holders of our trust preferred securities. The Letter Agreement provides a waiver of any prior noncompliance by DC LLC with the minimum net worth covenant (the “Net Worth Covenant”) contained in the indenture governing the trust preferred securities issued by Deerfield Capital Trust I and waives any future noncompliance with the Net Worth Covenant though the earlier to occur of March 31, 2009 and the date the Company enters into supplemental indentures relating to the Trusts on agreed upon terms. The Company and the representative of the trust preferred securities agreed in the Letter Agreement that the Net Worth Covenant will be amended to include intangible assets and to reduce the threshold from $200 million to $175 million. Absent the Company’s receipt of the waiver in the Letter Agreement, the Company believes there was a substantial risk of non-compliance with the Net Worth Covenant at February 29, 2008. The Company also agreed in the Letter Agreement that it will not allow DCM to incur more than $85 million of debt, it will conduct all of its asset management activities through DCM, it will not amend the Series A Notes or Series B Notes, except in specified circumstances, it may permit payments in kind, in lieu of cash interest, on the Series A Notes and Series B Notes subject to the $85 million cap described above, and it will not allow

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

a change of control of DCM or a sale, transfer, pledge or assignment of any material asset of DCM. The Company further agreed that the provisions described above will be applicable in most instances to the trust preferred securities issued by each of the Trusts.

Between February 15, 2008 and March 10, 2008, in order to increase liquidity, reduce risk associated with the Company’s RMBS portfolio and principally focus its growth on the Company’s Investment Management segment, the Company completed the following actions: sold Agency RMBS with an amortized cost of $1.8 billion; sold AAA-rated non-Agency RMBS with an amortized cost of $103.2 million; and reduced the net notional amount of interest rate swaps used to hedge the RMBS portfolio by approximately $2.0 billion. The net losses realized on these transactions were approximately $61.3 million.

The Company’s recent sales have the potential to impact both its ability to qualify as a REIT and to maintain its exemption from registration under the Investment Company Act of 1940, as amended (the “1940 Act”). As a result of the sales of substantially all of its AAA-rated non-Agency RMBS and a large portion of the Agency RMBS, the Company may not be in compliance with a certain REIT test as of March 31, 2008. To remain qualified as a REIT, the Company will need to acquire additional qualifying assets or dispose of a significant portion of its nonqualifying assets by March 31, 2008, or within 30 days thereafter. If the Company fails to qualify as a REIT for its 2008 taxable year, the Company would be subject to regular corporate income tax. In addition, the Company would be prevented from qualifying as a REIT until its 2013 taxable year. The Company is pursuing strategies to maintain its REIT qualification although there is no assurance the Company will be successful in this regard, and the Company may explore alternative corporate structures in order to maximize value for shareholders. Additionally, as a result of the transactions described above, DC LLC no longer complies with the Company’s registration exception under the 1940 Act. Accordingly, the Company and DC LLC now rely upon a safe harbor exemption for companies that have a bona fide intent to be engaged in an excepted activity but that temporarily fail to meet the requirements of their exemption from registration as an investment company. If the Company and DC LLC are unable to restore its assets to compliance with its usual tests within a one-year period, the Company may be required either to register as an investment company or to acquire or dispose of assets in order to meet the long-term exemption.

On March 14, 2008, the Company entered into waivers with the holders of its Series A Notes and Series B Notes. The waivers extend through March 31, 2009 (the “Waiver Period”), and waive compliance with certain portions of a REIT qualification covenant contained in the note purchase agreements relating to the notes. Pursuant to the waivers, the Company has agreed to use reasonable best efforts to meet the requirements to qualify as a REIT during the Waiver Period.

On March 11, 2008, the Company’s stockholders approved the conversion of 14,999,992 shares of Series A Preferred Stock into 14,999,992 shares of common stock.

In response to credit and liquidity events in 2007 and early 2008, the Company plans to focus our RMBS portfolio on Agency RMBS because the Company believes that they will require lower levels of margin to finance versus AAA-rated non-Agency RMBS and are a more appropriate investment for our leveraged RMBS portfolio. The Company expects to continue to hedge the duration of these investments to reduce exposure to changes in long-term fixed interest rates. In addition, management has refocused its corporate debt strategies away from the principal investing segment, which primarily focuses on earning spread income, and toward the investment management segment and its fee-based revenue streams. The Company believes this strategy should reduce its exposure to funding risks and aid it in stabilizing liquidity while reducing volatility in the value of the investments as compared to holding AAA-rated non-Agency RMBS.

In connection with REIT requirements, the Company has historically made regular quarterly distributions of all or substantially all of its REIT taxable income to holders of common stock. As discussed, the Company recently sold the vast majority of our AAA-rated non-Agency RMBS portfolio and significantly reduced our Agency RMBS holdings at a significant net loss. The Company therefore expects future distributions in 2008 and perhaps thereafter, to be substantially less than amounts paid in prior years. Additionally, the Company may pay future dividends less frequently and distribute only that amount of our taxable income required to maintain REIT qualification. Furthermore, the Company may elect to make future dividends in the form of stock rather than cash. The Company may not have adequate liquidity to make these or any other distributions. Any future distributions we make will be at the discretion of the Board and will depend upon, among other things, the Company’s actual results of operations. The Company’s results of operations and ability to pay distributions will be affected by various factors, including our liquidity, the net interest and other income from our portfolio, investment management fees, operating expenses and other expenditures, as well as covenants contained in the terms of the Company’s indebtedness.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

27.	SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following is a presentation of the quarterly results of operations for the years ended December 31, 2007 and 2006:

	For the Three Months Ended				For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2007	2007	2007	2007	2006	2006	2006	2006
	(In thousands, except share and per share data)

REVENUES
Interest income	$122,699	$129,712	$125,765	$114,725	$102,028	$117,436	$117,548	$122,286
Interest expense	98,859	102,539	98,948	93,041	79,105	96,297	97,839	99,374

Net interest income	23,840	27,173	26,817	21,684	22,923	21,139	19,709	22,912

Provision for loan losses	(1,800)	(5,133)	—	(1,500)	—	—	—	(2,000)
Net interest income after provision for loan losses	22,040	22,040	26,817	20,184	22,923	21,139	19,709	20,912

Investment advisory fees	—	—	—	1,455	—	—	—	—

Total net revenues	22,040	22,040	26,817	21,639	22,923	21,139	19,709	20,912
EXPENSES
Management fee expense to related party	3,330	3,430	2,710	2,671	3,690	3,615	3,715	4,676
Incentive fee expense to related party	2,185	—	—	—	1,185	818	1,316	16
Compensation and benefits	—	—	—	1,309	—	—	—	—
Depreciation and amortization	—	—	—	297	—	—	—	—
Professional services	617	800	1,418	1,474	478	448	588	665
Insurance expense	136	205	207	203	181	184	186	167
Other general and administrative expenses	369	791	721	940	492	456	378	484

Total expenses	6,637	5,226	5,056	6,894	6,026	5,521	6,183	6,008

OTHER INCOME AND GAIN (LOSS)
Net gain (loss) on available-for-sale securities	2,549	(243)	(23,176)	(91,426)	2,092	1,215	1,780	(2,297)
Net gain (loss) on trading securities	2,640	(5,688)	5,645	12,899	(1,813)	54	3,042	(533)
Net gain (loss) on loans	1,962	(1,492)	(7,451)	(7,569)	532	(172)	495	312
Net gain (loss) on derivatives	46	5,327	(20,216)	(40,903)	1,443	1,389	392	2,440
Dividend income and other gain (loss)	264	(361)	(118)	3,332	101	93	610	(539)

Net other income and gain (loss)	7,461	(2,457)	(45,316)	(123,667)	2,355	2,579	6,319	(617)

Income (loss) before income tax expense	22,864	14,357	(23,555)	(108,922)	19,252	18,197	19,845	14,287
Income tax expense (benefit)	337	(137)	(320)	1,100	89	33	282	(398)

Net income (loss)	22,527	14,494	(23,235)	(110,022)	19,163	18,164	19,563	14,685

Less: Cumulative convertible preferred stock dividends and accretion	—	—	—	355	—	—	—	—

Net income (loss) attributable to common stockholders	$22,527	$14,494	$(23,235)	$(110,377)	$19,163	$18,164	$19,563	$14,685

NET INCOME (LOSS) PER SHARE — BASIC	$0.44	$0.28	$(0.45)	$(2.14)	$0.37	$0.35	$0.38	$0.29
NET INCOME (LOSS) PER SHARE — DILUTED	$0.44	$0.28	$(0.45)	$(2.14)	$0.37	$0.35	$0.38	$0.28

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING — BASIC	51,587,293	51,596,928	51,618,105	51,622,150	51,390,470	51,397,785	51,430,136	51,457,517

WEIGHTED-AVERAGE NUMBER OF SHARES
OUTSTANDING — Diluted	51,763,464	51,759,376	51,618,105	51,622,150	51,515,588	51,552,764	51,615,604	51,659,648